UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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CONSECO, INC.

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Conseco, Inc.

11825 North Pennsylvania Street

Carmel, Indiana 46032

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 11, 2010

NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders of Conseco, Inc. (the “Company”), will be held at the Conseco Conference Center, 11825 North Pennsylvania Street, Carmel, Indiana, at 8:00 a.m., Eastern Daylight Time, on May 11, 2010, for the following purposes:

1.	To elect 10 directors, each for a one-year term ending in 2011;

2.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to change the Company’s name to “CNO Financial Group, Inc.”;

3.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to preserve the value of net operating losses;

4.	To approve the Company’s 2010 Pay for Performance Bonus Plan;

5.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010; and

6.	To consider such other matters, if any, as may properly come before the meeting.

Holders of record of outstanding shares of the common stock of the Company as of the close of business on March 15, 2010, are entitled to notice of and to vote at the meeting. Holders of common stock have one vote for each share held of record.

Management and the Board of Directors respectfully request that you date, sign and return the enclosed proxy card in the postage-paid envelope so that we receive the proxy card prior to the Annual Meeting, or, if you prefer, follow the instructions on your proxy card for submitting a proxy electronically or by telephone. If your shares are held in the name of a bank, broker or other holder of record, please follow the procedures as described in the enclosed voting form they send to you. The proxies of shareholders who attend the meeting in person may be withdrawn, and such shareholders may vote personally at the meeting.

By Order of the Board of Directors

Karl W. Kindig, Secretary

April 14, 2010

Carmel, Indiana

Conseco, Inc.

11825 North Pennsylvania Street

Carmel, Indiana 46032

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Conseco, Inc. (“Conseco” or the “Company”) for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Conseco Conference Center, 11825 North Pennsylvania Street, Carmel, Indiana on May 11, 2010, at 8:00 a.m., Eastern Daylight Time. It is expected that this Proxy Statement and proxy will be mailed to the shareholders on or about April 15, 2010.

Solicitation of Proxies

The enclosed proxy is solicited by the Board of Directors.    Proxies may be solicited by mail, telephone, internet or in person. Proxies may by solicited by the Conseco Directors and officers. All expenses relating to the preparation and mailing to the shareholders of the Notice, this Proxy Statement and the form of proxy are to be paid by Conseco.

If the enclosed form of proxy is properly executed and returned in time for the meeting, the named proxy holders will vote the shares represented by the proxy in accordance with the instructions marked on the proxy. Proxies returned unmarked will be voted for each of the board’s nominees for director (Proposal 1), for the approval of the amendment of the Certificate of Incorporation to change the Company’s name (Proposal 2), for the approval of the amendment of the Certificate of Incorporation to preserve the value of net operating losses (Proposal 3), for the approval of the 2010 Pay for Performance Incentive Plan (Proposal 4) and for the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 5). A shareholder may revoke a proxy at any time before it is exercised by mailing or delivering to Conseco a written notice of revocation or a later-dated proxy, or by attending the meeting and voting in person.

Record Date and Voting

Only holders of record of shares of Conseco’s common stock as of the close of business on March 15, 2010, will be entitled to vote at the meeting. On such record date, Conseco had 251,643,716 shares of common stock outstanding and entitled to vote. Each share of common stock will be entitled to one vote with respect to each matter submitted to a vote at the meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.

If you hold your shares in street name (that is, if you hold your shares through a broker, bank or other holder of record), you may be able to vote by telephone or via the Internet. Please refer to the information on the voting instruction form forwarded to you by your bank, broker or other holder of record to see which voting options are available to you.

If you want to vote in person at the Annual Meeting and you hold your shares in street name, you must obtain a legal proxy from your bank, broker or other holder of record authorizing you to vote. You must then bring the legal proxy to the Annual Meeting.

Votes Required

The election of directors (Proposal 1) will be determined by a majority of the votes cast by the holders of shares represented (in person or by proxy) and entitled to vote at the Annual Meeting provided a quorum is present. The vote required to approve the amendments to the Company’s Certificate of Incorporation (Proposals 2 and 3), the 2010 Pay for Performance Incentive Plan (Proposal 4) and the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 5) is the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting. Shares present which are properly withheld as to voting, and shares present with respect to which a broker indicates that it does not have authority to vote (“broker non-votes”), will not be counted for any purpose other than determining the presence of a quorum at the Annual Meeting. Abstentions from voting will have the same legal effect as voting against each proposal.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 11, 2010

Under rules of the Securities and Exchange Commission (“SEC”), you are receiving this notice that the proxy materials for the Annual Meeting are available on the Internet. The proxy statement and the annual report to shareholders are available at www.proxyvote.com.

SECURITIES OWNERSHIP

The following table sets forth certain information concerning the beneficial ownership of our common stock as of March 15, 2010 (except as otherwise noted) by each person known to us who beneficially owns more than 5% of the outstanding shares of our common stock, each of our directors and nominees, each of our current executive officers that are named in the Summary Compensation Table on page 30 and all of our current directors and executive officers as a group. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 15, 2010 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person or group of persons but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

		Shares Beneficially Owned
Title of Class	Name of Beneficial Owner	Number	Percentage
Common stock	Columbia Wanger Asset Management, L.P.(1)	25,139,000	10.0%
Common stock	Paulson & Co. Inc.(2)	24,455,000	9.7
Common stock	Hotchkis and Wiley Capital Management, LLC(3)	12,501,604	5.0
Common stock	R. Glenn Hilliard(4)	1,586,785	*
Common stock	Donna A. James	36,088	*
Common stock	R. Keith Long(5)	1,889,381	*
Common stock	Charles W. Murphy	—	*
Common stock	Debra J. Perry(6)	57,662	*
Common stock	C. James Prieur(7)	1,630,000	*
Common stock	Neal C. Schneider(6)	53,688	*
Common stock	Michael T. Tokarz(6)	68,188	*
Common stock	John G. Turner(6)	62,188	*
Common stock	Doreen A. Wright	24,588	*
Common stock	David K. Zwiener	—	*
Common stock	Edward J. Bonach(8)	276,000	*
Common stock	Eric R. Johnson(9)	314,237	*
Common stock	Scott R. Perry(10)	258,148	*
Common stock	Steven M. Stecher(11)	189,975	*
Common stock	All directors and executive officers as a group (20 persons)(12)	7,260,031	2.9

*	Less than 1%.

(1)	Based solely on the Amendment No. 4 to Schedule 13G filed with the SEC on February 9, 2010 by Columbia Wanger Asset Management, L.P. The Amendment No. 4 to Schedule 13G reports sole power to vote or direct the vote of 24,754,000 shares and sole power to dispose or direct the disposition of 25,139,000 shares. The business address for Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(2)	Based solely on the Amendment No. 1 to Schedule 13D filed with the SEC on February 19, 2010 by Paulson & Co. Inc. The business address for Paulson & Co. Inc. is 1251 Avenue of the Americas, New York, NY 10020.

(3)	Based solely on the Amendment No. 4 to Schedule 13G filed with the SEC on February 12, 2010 by Hotchkis and Wiley Capital Management, LLC. The Amendment No. 4 to Schedule 13G reports sole power to vote or direct the vote of 8,372,004 shares and sole power to dispose or to direct the disposition of 12,501,604 shares. The business address for Hotchkis and Wiley Capital Management, LLC is 725 S. Figueroa Street, 39th Floor, Los Angeles, CA 90017.

(4)	Includes 98,119 shares held by a family charitable foundation, of which Mr. Hilliard is one of five trustees. He disclaims beneficial ownership of such shares. Also includes options, exercisable currently or within 60 days of March 15, 2010, to purchase 755,000 shares of common stock at exercise prices ranging from $17.87 to $19.61 per share.

(5)	Includes 112,281 shares held directly by Mr. Long, 683,800 shares of common stock owned by Otter Creek Partners I, LP and 1,093,300 shares of common stock owned by Otter Creek International Ltd. Mr. Long is the majority stockholder of Otter Creek Inc., the general partner of Otter Creek Partners I, LP, and by virtue of such ownership Mr. Long has the power to vote and dispose of the shares held by Otter Creek Partners I, LP and therefore may be deemed to be the beneficial owner of those shares. Otter Creek Inc., as an investment advisor of Otter Creek International Ltd., may be deemed to be the beneficial owner of shares held by Otter Creek International Ltd. Mr. Long expressly disclaims beneficial ownership of the shares held by Otter Creek International Ltd.

(6)	Includes options, exercisable currently or within 60 days of March 15, 2010, to purchase 15,400 shares of common stock.

(7)	Includes options, exercisable currently or within 60 days of March 15, 2010, to purchase 760,000 shares of common stock.

(8)	Includes options, exercisable currently or within 60 days of March 15, 2010, to purchase 130,000 shares of common stock.

(9)	Includes options, exercisable currently or within 60 days of March 15, 2010, to purchase 263,000 shares of common stock.

(10)	Includes options, exercisable currently or within 60 days of March 15, 2010, to purchase 196,750 shares of common stock.

(11)	Includes options, exercisable currently or within 60 days of March 15, 2010, to purchase 151,000 shares of common stock.

(12)	Includes options, exercisable currently or within 60 days of March 15, 2010, to purchase an aggregate of 2,890,975 shares of common stock held by directors and executive officers.

PROPOSAL 1

ELECTION OF DIRECTORS

Ten individuals will be elected to the Board for one-year terms expiring at the 2011 annual meeting of shareholders. Nine of the nominees listed below are currently members of the board of directors. The other nominee, David K. Zweiner, was selected to succeed Doreen Wright, who decided not to seek re-election. All directors will serve until their successors are duly elected and qualified.

Director Qualifications and Experience

In considering candidates for the Board, the Governance and Strategy Committee reviews the experience, skills, attributes and qualifications of the current Board members and other potential candidates to ensure that the Board has the skills and experience to properly oversee the interests of the Company. In doing so, the Governance and Strategy Committee considers the experience, skills, attributes and qualifications of candidates in these areas:

•	Insurance and financial services industry;

•	Accounting or other financial management;

•	Investments;

•	Legal and regulatory;

•	Actuarial;

•	Management including service as a chief executive officer or manager of business units or functions;

•	Talent management; and

•	Experience as a director of other companies.

The key experiences, qualifications and skills of each of the nominees are included in their individual biographies below.

Consideration is also given to each nominee’s independence, financial literacy, personal and professional accomplishments and experience in light of the needs of the Company. For incumbent directors, past performance on the Board and contributions to their respective committees are also considered. The Governance and Strategy Committee and the Board seek directors with qualities that will contribute to the goal of having a well-rounded, diverse Board that functions well as a unit. The Governance and Strategy Committee expects each of the directors to have proven leadership, sound judgment, high ethical standards and a commitment to the success of the Company.

Board Nominees

Should any of the nominees become unable to accept election, the persons named in the proxy will exercise their voting power in favor of such person or persons as the board of directors of Conseco may recommend. All of the nominees have consented to being named in this Proxy Statement and to serve if elected. The Board knows of no reason why any of its nominees would be unable to accept election.

Set forth below is information regarding each person nominated by the board of directors for election as a director.

Nominees for Election as Directors:

R. Glenn Hilliard, 67, has served as chairman of our board of directors since September 2003. During the period from August 2004 until September 2005, he served as executive chairman and at all other times since September 2003 he has served as non-executive Chairman. Mr. Hilliard has been chairman and chief executive officer of Hilliard Group, LLC, an investment and consulting firm, since 2003. Mr. Hilliard has extensive experience in managing insurance companies. Mr. Hilliard’s career in the insurance industry began in 1968, when he joined Liberty Life Insurance Company as an attorney. During his 21-year tenure with the company, he served many roles including general counsel and was elected president and CEO in 1982. Mr. Hilliard subsequently served as president and CEO of Security Life of Denver, an ING company, for four years before being appointed as president and CEO of ING America Life in 1993. He was appointed chairman and CEO of ING North America in 1994 and was chairman and CEO of ING Americas from 1999 until his retirement in 2003. Mr. Hilliard is a Trustee of Columbia Funds Series Trust, Columbia Funds Master Investment Trust, Columbia Funds Variable Insurance Trust I (formerly Nations Separate Account Trust) and Banc of America Funds Trust. He graduated from the Young President’s Organization and is a member of the Society of International Business Fellows. Mr. Hilliard is a member of the American and South Carolina Bar Associations. He has a Bachelor of Arts degree from Clemson University and earned a law degree from George Washington University Law School. He also participated in the Executive Program at the University of Virginia.

Donna A. James, 52, has been a director of Conseco since May 2007. Ms. James is President of Lardon & Associates LLC, a consulting firm specializing in corporate governance and new business development. She had been President of Nationwide Strategic Investments, a division of Nationwide Mutual Insurance Company, from 2003 until March 2006. Prior to that she was Executive Vice President and Chief Administrative Officer of Nationwide Mutual Insurance Company and Nationwide Financial Services, Inc. from 2000 until 2003 and served as a senior corporate executive for the preceding 10 years. These experiences have provided Ms. James with valuable skills in the areas of finance, accounting and human resources. Ms. James is also a director of Coca Cola Enterprises, Inc., Limited Brands, Inc., a retailer of women’s apparel, personal care and beauty products; and Time Warner Cable Inc.

R. Keith Long, 61, joined our board of directors in May 2009. Mr. Long founded Otter Creek Management, Inc. in 1991 and since that date has served as its president and chief executive officer. Otter Creek Management, Inc. is the investment advisor for two hedge funds, Otter Creek Partners I, LP and Otter Creek International Ltd. Mr. Long has 34 years of experience in investment analysis in both fixed income and equities. His experience prior to founding Otter Creek includes 10 years as a fixed income analyst, trader and arbitrageur, and eight years as an equity portfolio manager. His previous employers include Morgan Stanley, Kidder Peabody, Tradelink, Mesirow Financial and Lionel Edie & Co. Mr. Long holds BS and MBA degrees from Indiana University. He is the former chairman of the board of Financial Industries, Inc., a life insurance company, and the former chairman of Financial Institutions, Inc., a property and casualty insurance company.

Charles W. Murphy, 49, joined our board of directors in February 2010. Mr. Murphy is a Senior Vice President of Paulson & Co. Inc. and an Analyst responsible for the Insurance Sector since May 2009. Mr. Murphy brings extensive financial and investment experience to the Board. Mr. Murphy began his career in 1985 at Goldman Sachs in the Corporate Finance Department and joined the Financial Institutions Group in 1987, working on advisory and capital raising assignments, primarily in the insurance sector. He moved to Morgan Stanley in 1990 where he became a Managing Director in 1995 and Co-Head of the European Financial Institutions Group from 1996 to 2000. After eighteen months as the chief financial officer of a venture capital investment firm, Mr. Murphy served as Co-Head of European Financial Institutions for Deutsche Bank from 2001 to 2005 and Co-Head of the European Financial Institutions Group for Credit Suisse from 2005 to 2007. From June 2007 to December 2008, he worked at Fairfield Greenwich Group. Mr. Murphy has a bachelor of arts degree in economics from Columbia College and earned a law degree from Harvard University and a business degree from the Sloan School of Business, Massachusetts Institute of Technology.

Debra J. Perry, 58, has served as a director of Conseco since June 2004. From 2001 until 2004, she served as senior managing director of global ratings and research at Moody’s Investors Service with responsibility for ratings of all non-financial corporations in the Americas and for tax-exempt securities in the United States. During her 12-year career at Moody’s, she also served as chief administrative officer and chief credit officer, with responsibility for credit policy, technology, human resources and both internal and public communications. In addition, she managed the Finance, Securities and Insurance Group that rated all non-bank financial institutions worldwide. She also served as team leader for a Moody’s task force on organizational performance, established to implement a comprehensive reorganization of the company, and she chaired a permanent committee to examine the impact of asset securitization on corporate creditworthiness. Before joining Moody’s, Ms. Perry was a director in Fixed Income Research at the First Boston Corporation, where she created a group to advise commercial banks on portfolio strategy. Earlier in her career, she worked in a variety of commercial banking and capital markets functions at Chemical Bank in New York, Paris and London.

Ms. Perry also serves on the board of Korn/Ferry International where she chairs the Audit Committee. From 2004 until March 2008, she was a non-executive director of MBIA, the largest financial guaranty insurance company, and served on the board’s Audit, Credit Risk and Finance committees. Following the early impact of the credit crisis on the company and its recapitalization, Ms. Perry was asked by the MBIA board in 2008 to serve as a consultant to its Credit Risk Committee to refine and implement the company’s risk strategy as part of its transformation plan. In that assignment, she worked with management and the board to develop recommendations to strengthen the company’s credit risk platform, processes and core underwriting principles.

In addition to her board service, Ms. Perry is managing member of Perry Consulting LLC, an advisory firm specializing in credit risk management and risk oversight. She holds an undergraduate degree (magna cum laude and Phi Beta Kappa) from the University of Wisconsin-Madison, and a graduate degree from Yale University. She has taught at Yale and at Barnard College in New York.

C. James Prieur, 58, has been chief executive officer and a director since September 2006. Before joining Conseco, Mr. Prieur had been with Sun Life Financial since 1979. He began his career in private placements, then equity and fixed income portfolio management, rising to vice president of investments for Canada in 1988, and then vice president of investments for the U.S. in 1992. In 1997 he was named senior vice president and general manager for all U.S. operations, and became corporate president and chief operating officer in 1999. While at Sun Life, Mr. Prieur managed multiple lines of business, including life, annuities, and health products. He led divisions in the United States, Canada, the United Kingdom and Asia. He holds a BA from College Militaire Royal de St. Jean, Quebec, and an MBA from the University of Western Ontario. He is a Chartered Financial Analyst and a past director of LIMRA.

Neal C. Schneider, 65, joined our board of directors in September 2003. Mr. Schneider has served since 2003 as the non-executive chairman of the board of PMA Capital Corporation, whose subsidiaries provide insurance products, including workers’ compensation and other commercial property and casualty lines of insurance, as well as fee-based services. He also serves on the executive, audit and governance committees for PMA Capital. Mr. Schneider has extensive knowledge and experience in accounting and financial matters, particularly with respect to insurance companies. Until his retirement in 2000, Mr. Schneider spent 34 years with Arthur Andersen & Co., including service as partner in charge of the Worldwide Insurance Industry Practice and the North American Financial Service Practice. Between 2000 and 2002, he was an independent consultant and between 2002 and 2003, Mr. Schneider was a partner of Smart and Associates, LLP, a business advisory and accounting firm. Mr. Schneider holds a Bachelor of Science degree in business from the University of Charleston and has been a certified public accountant since 1970. He has served on the Board of Governors of the Society of Chartered Property and Casualty Underwriters.

Michael T. Tokarz, 60, joined our board of directors in September 2003. Mr. Tokarz is the chairman of MVC Capital, Inc. (a registered investment company). In addition, he has been a managing member of the Tokarz Group, LLC (venture capital investments) since 2002. He was a general partner with Kohlberg Kravis Roberts & Co. from 1985 until he retired in 2002. Mr. Tokarz has extensive knowledge and experience in banking and finance, entrepreneurial and business leadership skills and extensive board experience and corporate governance training. He is a senior investment professional with over 30 years of lending and investment experience including diverse leveraged buyouts, financings, restructurings and dispositions. Mr. Tokarz has served on the boards of publicly traded companies for over 20 years and during the last five years has served as a director of Dakota Growers Pasta Companies, Inc. (2004–present), MVC Capital, Inc. (2004–present), Mueller Water Products, Inc. (2006–present), Idex Corporation (1987–present) Walter Energy, Inc. (2006 to present) and Walter Investment Management Corp. (2009–present). Through his executive experience and board memberships, Mr. Tokarz has acquired substantial experience in corporate governance. He chairs the board of directors of the Illinois Emerging Technologies Fund and is a member of the Illinois VENTURES board of managers. He is a graduate of the University of Illinois at Urbana with a Bachelor of Arts degree in economics, with high distinction, and a Master of Business Administration degree in finance. Mr. Tokarz is a certified public accountant.

John G. Turner, 70, joined our board of directors in September 2003. Mr. Turner brings extensive insurance industry, management and regulatory experience to the Conseco Board. During his 50-year career in the insurance industry, Mr. Turner served as chairman and chief executive officer of Reliastar Financial Corp. from 1991 until it was acquired by ING in 2000. After the acquisition, he became vice chairman and a member of the executive committee of ING Americas until his retirement in 2002. In 1996, Mr. Turner was named the “Insurance Industry CEO of the Year” by The Wall Street Transcript. Mr. Turner also adds valuable investment management skills to the Board. He launched Hillcrest Capital Partners, a private equity investment firm, in 2002 and has been its chairman since that date. Mr. Turner has served as a director of Hormel Foods Corporation since 2000 and currently is Lead Director and serves on its Compensation Committee and its Governance Committee. From 1999 to 2005, he served as a director of Shopko Stores, Inc. and from 2000 to 2007 he served as a director of ING funds. Mr. Turner has a bachelor’s degree in mathematics from Amherst College. In addition, he did graduate work at the University of Minnesota and attended the Advanced Management Program at Harvard Business School. Mr. Turner is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

David K. Zwiener, 55, has been nominated to join the Board, effective at the Annual Meeting. Mr. Zwiener was President and Chief Operating Officer of the property and casualty operations at Hartford Financial Services Group Inc. from 1997 to 2007. In that role he oversaw one of the ten largest property and casualty insurance companies in the U.S. He also served as a member of Hartford’s Board of Directors. Most recently Mr. Zwiener was Chief Financial Officer at Wachovia Corporation where he played a critical role in managing the bank’s capital, financial reporting and investor relations. Prior to that position he was Managing Director and Co-Head of the financial institutions group of the global private equity firm the Carlyle Group. Mr. Zwiener will add valuable insurance industry, financial and executive management experience to the Board. He also serves as a director of PartnerRe Ltd. Mr. Zwiener holds a BA in economics and management science (cum laude) from Duke University and an MBA in finance and marketing from Northwestern University.

Voting for Directors

In an uncontested election, any incumbent director who fails to receive a majority of the votes cast shall offer to tender his or her resignation to the Board of Directors. In such event, the Governance and Strategy Committee will consider the offer and make a recommendation to the Board of Directors whether to accept or reject the resignation. The Board of Directors will publicly disclose its decision and rationale within 90 days from the certification of the election results.

Recommendation of your Board of Directors

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE COMPANY’S DIRECTOR NOMINEES LISTED ABOVE.

Board Committees

Audit and Enterprise Risk Committee.  The Audit and Enterprise Risk Committee’s functions, among others, are to recommend the appointment of independent accountants; review the arrangements for and scope of the audit by the independent accountants; review the independence of the independent accountants; consider the adequacy of the system of internal accounting controls and review any proposed corrective actions; review and monitor the Company’s compliance with legal and regulatory requirements; and discuss with management and the independent accountants our draft annual and quarterly financial statements and key accounting and/or reporting matters. The Audit and Enterprise Risk Committee currently consists of Mr. Schneider, Mr. Long, Mr. Turner and Ms. Wright, with Mr. Schneider serving as chairman of the committee and as “audit committee financial expert,” as defined under Securities and Exchange Commission rules promulgated under the Sarbanes-Oxley Act. All current members of the Audit and Enterprise Risk Committee are “independent” within the meaning of the regulations adopted by the Securities and Exchange Commission and the listing requirements adopted by the New York Stock Exchange regarding audit committee membership. The current members also satisfy the financial literacy qualifications of the New York Stock Exchange listing standards. The committee met on 17 occasions in 2009. A copy of the Audit and Enterprise Risk Committee’s charter is available on our website at www.conseco.com.

Governance and Strategy Committee.  The Governance and Strategy Committee is responsible for, among other things, establishing criteria for board membership; considering, recommending and recruiting candidates to fill new positions on the board; reviewing candidates recommended by shareholders; considering questions of possible conflicts of interest involving board members, executive officers and key employees; and considering corporate strategy including significant acquisitions or divestitures. It is also responsible for developing principles of corporate governance and recommending them to the board for its approval and adoption, and reviewing periodically these principles of corporate governance to insure that they remain relevant and are being complied with. The Governance and Strategy Committee currently consists of Mr. Tokarz, Ms. Perry and Mr. Hilliard, with Mr. Tokarz serving as chairman of the committee. All current members of the Governance and Strategy Committee are “independent” within the meaning of the listing requirements adopted by the New York Stock Exchange regarding nominating committee membership. The committee held five meetings during 2009. A copy of the Governance and Strategy Committee’s charter is available on our website at www.conseco.com.

After Ms. Wright informed the Board of her decision not to seek re-election, the Governance and Strategy Committee engaged a third-party search firm to identify, assist in the evaluation of, and recommend potential candidates. After considering candidates identified through that process, the Governance and Strategy Committee recommended that Mr. Zwiener be a nominee for election to the Board at the Annual Meeting.

The Governance and Strategy Committee does not have a written policy regarding shareholder nominations for director candidates. The Governance and Strategy Committee will, however, consider candidates for director nominees put forward by shareholders. See “Shareholder Proposals for 2011 Annual Meeting” for a description of the advance notice procedures for shareholder nominations for directors.

The Governance and Strategy Committee does not have a specific diversity policy with respect to Board candidates, but it strongly believes that the Board should have a variety of differences in viewpoints, professional experiences, educational background, skills, race, gender and age, and considers issues of diversity and background in its process of selecting candidates for the Board.

Human Resources and Compensation Committee.  The Human Resources and Compensation Committee is responsible for, among other things, approving overall compensation policy; recommending to the board the compensation of the chief executive officer and other senior officers; and reviewing and administering our incentive compensation and equity award plans. The Human Resources and Compensation Committee currently consists of Ms. Perry, Ms. James, Mr. Tokarz and Mr. Hilliard, with Ms. Perry serving as committee chair. All current members of the Human Resources and Compensation Committee are “independent” within the meaning of the listing requirements adopted by the New York Stock Exchange regarding compensation committee membership. The committee met on seven occasions in 2009. A copy of the Human Resources and Compensation Committee’s charter is available on our website at www.conseco.com.

Investment Committee.  The Investment Committee is responsible for, among other things, reviewing investment policies, strategies and programs; reviewing the procedures which Conseco utilizes in determining that funds are invested in accordance with policies and limits approved by it; and reviewing the quality and performance of our investment portfolios and the alignment of asset duration to liabilities. The Investment Committee currently consists of Mr. Prieur, Mr. Long, Mr. Murphy, Ms. Perry, Mr. Schneider and Mr. Turner, with Mr. Turner serving as chairman of the committee. The committee met on three occasions in 2009. A copy of the Investment Committee’s charter is available on our website at www.conseco.com.

Executive Committee.  Subject to the requirements of applicable law, including our certificate of incorporation and bylaws, the Executive Committee is responsible for exercising, as necessary, the authority of the board of directors in the management of our business affairs during intervals between board meetings. The Executive Committee currently consists of Mr. Hilliard, Mr. Prieur and Mr. Turner, with Mr. Turner serving as chairman of the committee. A copy of the Executive Committee’s charter is available on our website at www.conseco.com.

Director Compensation

Our non-employee directors currently receive an annual cash retainer of $70,000, with the exception of Mr. Murphy who has declined any director fees. For serving as Non-Executive Chairman, Mr. Hilliard receives a fee equal to 175% of the base cash fees and equity awards paid to the other non-employee directors. The chairs of the Audit and Enterprise Risk Committee and the Human Resources and Compensation Committee each currently receive an additional annual cash fee of $30,000, and directors who chair one of our other board committees receive an additional annual cash fee of $20,000. Each member of the Audit and Enterprise Risk Committee (including the chairman) receives an additional annual cash retainer of $15,000. Cash fees are paid quarterly in advance. In addition to the cash payments, our non-employee directors have received $70,000 in annual equity awards. For 2009, the value of the equity award was reduced to the levels set forth in the table below in recognition of the Company’s lower stock price. The amount of fees paid to our non-employee directors has not changed since it was first set in 2003, except for a $10,000 increase implemented in 2007 in the additional fee paid to the chair of the Human Resources and Compensation Committee. The Board’s policy is to review and set the compensation of the non-employee directors each year at the annual Board meeting and to make equity awards to those directors at that time. Directors are reimbursed for out-of-pocket expenses, including first-class airfare, incurred in connection with the performance of their responsibilities as directors. The compensation paid in 2009 to our non-employee directors is summarized in the table below:

DIRECTOR COMPENSATION IN 2009

Name	Fees earned or paid in cash(1)	Stock awards(2)	Total
R. Glenn Hilliard	$122,500	$58,456	$180,956
Donna A. James	70,000	33,404	103,404
R. Keith Long	52,311	33,404	85,715
Debra J. Perry	100,000	33,404	133,404
Neal C. Schneider	115,000	33,404	148,404
Michael T. Tokarz	90,000	33,404	123,404
John G. Turner	105,000	33,404	138,404
Doreen A. Wright	85,000	33,404	118,404

(1)	This column represents the amount of cash compensation paid in 2009 for Board service, for service on the Audit and Enterprise Risk Committee and for chairing a committee.

(2)	The amounts in this column are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) and represent the grant date fair values for shares of common stock awarded on June 8, 2009. Mr. Hilliard received an award of 21,491 shares of common stock on that date and each of the other listed directors received an award of 12,281 shares of common stock.

The directors have the following number of options outstanding at December 31, 2009 — Mr. Hilliard (755,000); Ms. Perry (15,400), Mr. Roberts (15,400), Mr. Schneider (15,400), Mr. Shannon (15,400), Mr. Tokarz (15,400) and Mr. Turner (15,400). The average exercise price for the options held by the directors is $19.12.

Board Leadership Structure

Conseco has a non-executive, independent director, R. Glenn Hilliard, who serves as Chairman of the Board. The Board believes that its leadership structure, with a non-executive chairman position separate from the chief executive officer, provides appropriate, independent oversight of management and the Company. As chairman of the board, Mr. Hilliard (1) presides at all meetings of the Board and shareholders; (2) presides during regularly held sessions with only the independent directors; (3) encourages and facilitates active participation of all directors; (4) develops the calendar of and agendas for board meetings in consultation with the chief executive officer and other members of the Board; (5) determines, in consultation with the chief executive officer, the information that should be provided to the Board in advance of the meeting; and (6) performs any other duties requested by the other members of the Board.

As discussed below, all members of our Board are independent other than C. James Prieur, our chief executive officer. As CEO, Mr. Prieur, subject to the direction of the Board, is in charge of the business and affairs of Conseco and is our chief policy making officer. Our Board and its committees play an active role in overseeing the Company’s business. They bring a broad range of leadership, business and professional experience to the Board and actively participate in Board discussions. The Board believes that having a non-executive chairman and a Board comprised almost entirely of independent, non-employee directors best serves the interests of our shareholders and the Company.

Board Meetings and Attendance

During 2009, the Board met on 23 occasions. Each director attended at least 75% of the meetings of the Board and Board committees on which they served. The independent directors regularly meet in executive session without the chief executive officer or any other member of management. Mr. Hilliard presides at such executive sessions.

Director Independence

The Board annually determines the independence of directors based on a review by the directors. Although the Board has not adopted categorical standards of materiality for independence purposes, no director is considered independent unless the Board has determined that he or she has no material relationship with Conseco, either directly or as an officer, shareholder or partner of an organization that has a material relationship with Conseco. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Board considers the New York Stock Exchange guidelines in making its determination regarding independence and the materiality of any relationships with Conseco. Under the NYSE corporate governance standards, a director is not independent if he or she has been an employee or executive officer of the Company within the last three years. The Board has determined that all current directors other than Mr. Prieur are independent and has determined that Mr. Zwiener is also independent.

Board’s Role in Risk Oversight

Enterprise risk management is integral to our business. The Board is responsible for overseeing the Company’s risk profile and management’s processes for managing risk. The oversight of certain risks, including those relating to the Company’s capital structure and capital management is done by the full Board. The Board has delegated primary responsibility for many aspects of the Board’s risk oversight to the Audit and Enterprise Risk Committee. The Audit and Enterprise Risk Committee receives reports at its meetings and oversees management’s processes for managing enterprise risk, including the risk management process associated with financial controls, insurance reserves, legal, regulatory and compliance risks, and the overall risk management structure, process and function. Other Board committees oversee risk management related to specific functions. The Investment Committee oversees investment and asset-liability management risk. The Human Resources and Compensation Committee oversees risks associated with our compensation programs so that incentives are not provided for inappropriate risk taking, as further discussed below.

Our leadership strongly supports an active and engaged risk management process. Conseco has established an enterprise risk-management committee comprised of senior management from business units and functions throughout the Company. This enterprise risk management committee meets at least once each month and is co-chaired by the chief executive officer and the chief financial officer. The Company has a vice president whose full time responsibilities are the coordination of enterprise risk management activities. Reports on different aspects of the Company’s enterprise risk management are provided to the Board, to the Audit and Enterprise Risk Committee and other Board committees, as appropriate, on a regular basis.

As part of its risk oversight responsibilities, the Board and its committees review policies and processes that senior management uses to manage the Company’s risk exposure. In doing so, the Board and its committees review the Company’s overall risk function and senior management’s establishment of appropriate systems and processes for managing insurance risk, interest rate and asset-liability management risk, credit and counterparty risk, liquidity risk, operational risk and reputational risk.

Relationship of Compensation Policies and Practices to Risk Management

The Human Resources and Compensation Committee has reviewed our compensation programs and believes that they do not incentivize inappropriate risk taking that could lead to a material adverse impact on the Company. Our incentive plans include multiple performance measures, most of which are financial in nature, and are designed to hold employees accountable for sustained improvement in the core operating performance of the Company. We structure our pay to include both fixed and variable compensation and our variable compensation is capped at no more than two times the target opportunities. In addition, our officers’ compensation aligns them with shareholder interests through equity-based awards with multiple year vesting.

Approval of Related Party Transactions

Transactions and agreements with related persons (directors and executive officers or members of their immediate families or shareholders owning five percent or more of the Company’s outstanding stock) that meet the minimum threshold for disclosure in the proxy statement under applicable SEC rules (generally transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest) must be approved by the board of directors or a committee comprised solely of independent directors. In considering the transaction or agreement, the board or committee will consider all relevant factors including the business reason for the transaction, available alternatives on comparable terms, actual or apparent conflicts of interest and the overall fairness of the transaction to the Company. Any proposed transactions that might be considered a related person transaction are to be raised with the Chairman of the Board or the Chairman of the Governance and Strategy Committee. They will jointly determine whether the proposed transaction should be considered by the full board (recusing any directors with conflicts) or by a board committee of independent directors. Related person transactions are to be approved in advance whenever practicable, but if not approved in advance are to be ratified (if the board or committee considers it appropriate to do so) as soon as practicable after the transaction.

Various Company policies and procedures, including the Code of Business Conduct and Ethics and annual questionnaires completed by all company directors, officers and employees, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules. Any related person transactions that are identified under these additional policies and procedures are to be considered under the policy and procedures described above.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees regarding their obligations in the conduct of the Company’s affairs. A copy of the Code of Business Conduct and Ethics is available on our website at www.conseco.com. Within the time period specified by the SEC and the New York Stock Exchange, we will post on our website any amendment to our Code of Business Conduct and Ethics and any waiver applicable to our principal executive officer, principal financial officer or principal accounting officer.

Corporate Governance Guidelines

Conseco is committed to best practices in corporate governance. Upon the recommendation of the Governance and Strategy Committee, Conseco adopted a set of Conseco Board Governance Operating Guidelines. A copy of the Conseco Board Governance Operating Guidelines is available on our website at www.conseco.com.

Director Stock Ownership Guidelines

The board of directors has adopted guidelines regarding ownership of Conseco common stock by the directors. These guidelines provide for each director to own shares of common stock with a value of at least three times their annual base cash compensation, and directors are given five years from the date of their initial election to reach that level of ownership. Based on the current base cash compensation for directors of $70,000 per year, the ownership guidelines call for each director to own shares with a value of at least $210,000. As of March 15, 2010, all directors who have served on the board for at least five years met these stock ownership guidelines.

Succession Planning

The Board is actively involved with the Company’s talent management process. Annually, the Board reviews the Company’s leadership team, which includes a detailed discussion of succession plans for the chief executive officer and other members of executive and senior management. In addition, the Board regularly discusses the Company’s plans for talent development, with a focus on high potential individuals who are in the position to make the most significant contributions to the Company and to serve as its future leaders.

Communications with Directors

Shareholders and other interested parties wishing to communicate directly with Conseco’s board of directors or any one or more individual members (including the presiding director or the non-management directors as a group) are welcome to do so by writing to the Conseco Corporate Secretary, 11825 North Pennsylvania Street, Carmel, Indiana, 46032. The Corporate Secretary will forward any communications to the director or directors specified by the shareholder or other interested party.

In addition, Conseco has a policy that all directors attend the annual meeting of shareholders. All of our directors attended the annual meeting of shareholders held in 2009.

Compensation Committee Interlocks and Insider Participation

Ms. James, Mr. Tokarz and Ms. Perry served on the Human Resources and Compensation Committee throughout 2009, and Mr. Hilliard was added to the committee on January 20, 2009. None of the members of the Human Resources and Compensation Committee is or has been one of our officers or employees, except for Mr. Hilliard during the period from August 2004 to September 2005, as described above. None of our executive officers serves, or served during 2009, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Human Resources and Compensation Committee.

Copies of Corporate Documents

In addition to being available on our website at www.conseco.com, we will provide to any person, without charge, a printed copy of our committee charters, Code of Ethics and Board of Governance Operating Guidelines upon request to Conseco Investor Relations, 11825 N. Pennsylvania Street, Carmel, Indiana 46032; telephone (317) 817-2893 or email ir@conseco.com.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Conseco is a Fortune 1000 insurance holding company, with more than $4 billion in annual revenues. Conseco’s insurance companies are leading providers of supplemental health insurance, life insurance and annuities to middle-market Americans.

Since emerging from bankruptcy in 2003, the Company has worked steadily on a number of business goals. Our “Fix, Focus and Grow” approach includes the following:

•	Refining our product mix to better meet our customers’ needs and enhance the Company’s long-term profitability;

•	Retaining our management team, most of whom were recruited since our emergence from bankruptcy, to ensure that we continue to have executive talent in place to rebuild the Company;

•	Implementing improvements in operational efficiency while reducing the expenses associated with the underlying cost structure; and

•	Strengthening our capital position.

The deteriorating economic environment posed a number of challenges for the Company. As the financial crisis disrupted capital markets and the recession deepened, we experienced significant realized and unrealized (mark-to-market) losses in our investment portfolio due to a lack of liquidity for fixed income securities and to actual credit losses. These losses eroded our capital position and brought us close to violating our bank covenants. We disclosed the potential for a going concern opinion from our auditors in February 2009 and our stock price declined to less than $0.50 per share. Our management team successfully amended our senior secured debt covenants and we received a clean audit opinion for 2008. Despite facing one of the most difficult environments for the financial services sector in several decades, we successfully completed a comprehensive recapitalization of the Company during the fourth quarter of 2009.

These business conditions presented a number of challenges for the Company to attract, retain and reward executives. We highlight below a number of key actions and decisions with respect to our executive compensation programs taken in 2009 in response to the volatile climate and to support our compensation objectives.

Summary of Key Actions and Decisions in 2009

•

No merit increases to executives (vice president level and above), including the Named Executive Officers: Due to the uncertainty of the economic climate, as well as general market trends, the Human Resources and Compensation Committee (the “Committee”) decided not to award base salary increases to any executives in 2009.

•

Use of restricted stock to enhance retention of key executive talent: In light of the decision not to provide merit increases to executives in 2009 and the payment of annual incentive awards in 2009 at levels below target, certain executive officers were granted restricted shares in 2009 as a special retention measure and to reward individual performance.

•

Changes to the Annual Incentive Plan (“P4P”): Several changes were adopted for the 2009 P4P plan, including changing the assignment and weighting of metrics for certain participants, including our Chief Executive Officer, Chief Financial Officer and Chief Investment Officer to more strongly reinforce the link between incentive awards and financial performance and to further align shareholder and participant interests.

•

Shift away from 75th percentile market position: In previous years, we set performance share (“P-Share”) grants at a level to deliver compensation at the 75th percentile relative to the market for achievement of superior performance. For the 2009-2011 equity grants, we shifted from this approach to a strategy using a combination of stock options and P-Shares to deliver compensation at approximately the 50th percentile relative to the market.

•

Shift in the method for calculating equity award values: In 2009, as a consequence of the continued decline in our equity value, market deterioration, limited availability of equity to grant and anticipated volatility in market survey data, we adjusted our method for calculating the amounts of our 2009 long- term incentive grants. We calculated stock option and P-Share grants based on a 200-day stock price average rather than on the projected price at grant. This approach resulted in lower than median equity award values for our executives.

•

Chief Executive Officer declined earned annual incentive: In early 2009, at Mr. Prieur’s request, the Committee did not award a P4P bonus payment for 2008 to Mr. Prieur in light of the very difficult operating environment and its impact on the Company. Based on 2008 results, the amount that would have been payable to Mr. Prieur under the P4P incentive plan was approximately $630,000.

Summary of Implemented Policies Contributing to Good Governance Practices

The Committee has endeavored to maintain good governance standards in our compensation practices. The following policies remained in effect in 2009:

•	No significant perquisites offered: Our executives participate in broad-based Company-sponsored benefits programs on the same basis as other full-time associates.

•

Change in control agreements are governed by double trigger arrangements: All employment agreements for Named Executive Officers and other senior executives require a termination of employment in addition to a change in control of the Company before change in control benefits are triggered.

•	Separation of Board Chair and Chief Executive Officer positions: Conseco has operated with these roles separated for several years.

•	No SERP: Conseco does not offer supplemental executive retirement programs to its current executives.

•

Independence of executive compensation consultant: The advisor to the Committee does not provide any services to management and had no prior relationship with our Chief Executive Officer or other Named Executive Officers.

Philosophy, Objectives and Role of Human Resources and Compensation Committee

Philosophy

The Human Resources and Compensation Committee, which is comprised solely of independent, non-employee Directors, of the Board of Directors has developed a philosophy and a comprehensive compensation and benefits strategy to reward Company and individual performance that drive long-term success for our shareholders.

Conseco’s underlying compensation philosophy consists of the following guiding principles:

•	Pay for Performance: Rewards will vary based on Company, business segment and individual performance.

•

Target Total Rewards Position: The overall rewards will be competitive by targeting compensation at approximately the median of the relevant comparator group with competitive 75th percentile compensation for achieving superior performance.

•

Relevant Comparator Group: The relevant comparator group will primarily be the insurance/financial services industry and general industry where appropriate, taking both national and geographical differences into consideration.

Pay for Performance Objectives

The Committee strives to provide a clear reward program that allows the Company to attract, incentivize and retain seasoned executive talent with the significant industry experience required to continue to improve the Company’s performance and build long-term shareholder value. To achieve this, our programs are designed to:

•

Reward sustainable operational and productivity improvements. This means that (1) we set performance goals under our P4P, or pay for performance, plan at levels that represent targeted performance levels for key financial metrics and (2) we set multi-year performance goals for our P-Share, or performance share, awards;

•	Align the interests of our executives with those of our shareholders by rewarding shareholder value creation;

•	Integrate with the Company-wide annual performance management program of goal setting and formal evaluation;

•

Provide for discretion to make adjustments and modifications based upon how well individual associates meet our performance standards for expected achievement of business results, as well as upholding our values and expected behaviors, and based upon consideration of proposed adjustments to as-reported financial results to reflect extraordinary events or actions that are of long-term benefit to shareholders.

•	Offer the opportunity to earn above-market compensation when Company and individual performance exceed expectations.

Target Total Rewards and Selection of the Comparator Groups

In setting target executive compensation opportunities, our Committee looks at Total Annual Cash (which is comprised of base salary and target incentive) and Total Direct Compensation (which is the sum of Total Annual Cash and long-term incentives). Our long-term incentives may include annual stock option awards as well as restricted shares and P-Share awards. The Committee intends to compensate our executives at approximately the 50th percentile (meaning within a range of +/- 15% of the 50th percentile) for the achievement of target performance, with additional compensation opportunities for the achievement of superior results. Below target performance results in compensation below target levels.

The Committee assesses “competitive market” compensation annually using a number of sources. At the recommendation of the independent compensation consultant, the Committee elected to use the Towers Watson Financial Services Survey as the primary data source in setting competitive market levels for four of our named executive officers for 2009. For the President of 40|86 Advisors, Inc., the Committee used the Life Office Management Association (LOMA) Executive Survey, conducted by Towers Watson.

Survey Participants

2009 Towers Watson Financial Services Executive Survey	2009 LOMA Executive Survey

American Family Insurance	American Family Insurance
American United Life	COUNTRY Financial
CIGNA	FBL Financial Group, inc.
CNA Financial	Fidelity Investments
Great-West Life Annuity	Great American Financial Resources
Guardian Life	Modern Woodmen of America

2009 Towers Watson Financial Services Executive Survey	2009 LOMA Executive Survey
Phoenix Companies	Mutual of Omaha
RGA Reinsurance of America	National Life Group
Sun Life Financial	National Western Life Insurance Company
Thrivent Financial for Lutherans	Ohio National Life Insurance Company
UnitedHealth	Securian Financial Group
UNUM group	Southern Farm Bureau Life Insurance Company
WellPoint	StanCorp Financial Group
Willis Group Holdings	Swiss Re America Holding Corporation
Zurich America	Texas County & District Retirement System
UNIFI Companies
Utah Retirement Systems
Woodmen of the World Life Insurance Society

Although aggregate pay levels are generally consistent with our compensation philosophy, it is possible that pay levels for specific individuals may be above or below the targeted competitive benchmark levels based on a number of factors, including each individual’s role and responsibilities within our Company, the individual’s experience and expertise, the pay levels for peers within the Company and the pay levels for similar job functions in the marketplace, the individual’s business unit and our Company as a whole. The Committee is responsible for approving all compensation programs for our senior executive officers. In determining executive compensation, the Committee considers all forms of compensation and benefits, and uses appropriate tools — such as tally sheets and market studies — to review the value delivered to each executive through each component of compensation.

Tally sheets provide a vehicle for the Committee to examine external market practices and compare them to our internal evaluations and decisions. Our tally sheets capture and report:

•	Competitive external market data on a base salary, Total Annual Cash and Total Direct Compensation basis;

•	Individual Total Annual Cash compensation including annual salary, target bonus opportunity, and actual bonus paid;

•	Long-term equity grants and their vesting status and current value at a hypothetically established share price; and

•	Employment agreement terms and conditions.

Competitive market data is used as a reference point, and we avoid automatic adjustments based on annual competitive benchmarking data, since we believe a given executive’s compensation should also reflect Company-specific factors such as the relative importance of the role within the organization, the compensation for other positions at the same level, and individual factors such as experience, expertise, personal performance and tenure.

In addition to the objective review of external factors, the Committee also considers internal equity among colleagues when determining executive compensation levels. This means that, although the Committee examines competitive pay data for specific positions, market data is not the sole factor considered in setting pay levels. The Committee also considers factors such as Conseco’s organizational structure and the relative roles and responsibilities of individuals within that structure. The Committee believes that this approach fosters an environment of cooperation among executives that improves sales growth, profitability and customer satisfaction.

Realized total compensation in any year may be significantly above or below the target compensation levels depending on whether our incentive goals were attained and whether shareholder value was created. In some cases, the amount and structure of compensation results from negotiations with executives at the time they were hired, which may reflect competitive pressures to attract and hire quality executive talent in the insurance industry. To help attract and retain such talent, the Committee also seeks to provide a level of benefits in line with those of comparable publicly traded companies without matching such benefits item by item.

Role of the Human Resources and Compensation Committee

The Human Resources and Compensation Committee determines the components and amount of compensation for our executive officers and provides overall guidance for our employee compensation policies and programs. In addition, the Committee actively monitors our executive development and succession planning activities related to our senior executives and other management of the Company. Currently, there are four members of our Board of Directors who sit on the Committee, each of whom is an independent director under the New York Stock Exchange listing requirements, the exchange upon which our stock trades. In addition, one of our other independent directors is a non-voting participant in meetings and discussions of the Committee. From time to time, other Board members may also participate in the Committee’s meetings. In 2009, one Committee member decided to not stand for reelection to the Board of Directors. The full Board of Directors receives regular reports of Committee deliberations and decisions and, at least once annually, the full Board reviews the compensation of our Chief Executive Officer. The Committee’s functions are more fully described in its charter, which has been approved by our full Board of Directors and can be found on our website at www.conseco.com.

In making executive compensation decisions, the Committee receives advice from its independent compensation consultant, Hewitt Associates, LLC (“Hewitt”). As an independent consultant, Hewitt performs all services for our Company at the Committee’s direction and may be terminated without notice by the Committee at any time. Hewitt did not have a prior relationship with the Chief Executive Officer or any of our Company’s executive officers at the time the Committee initially engaged Hewitt in October 2008. Other than its services to the Committee, Hewitt does not provide any other services to the Company or its management.

Although Hewitt is retained directly by the Committee, Hewitt personnel often interact with our executive officers, specifically the Chief Executive Officer, Executive Vice President of Human Resources, General Counsel and Chief Financial Officer, and their staffs to provide the Committee with relevant compensation and performance data for our executives and the Company. In addition, Hewitt personnel may interact with management to confirm information, identify data questions, and/or exchange ideas.

As requested by the Committee, Hewitt’s services to the Committee in 2009 included:

•	Providing competitive analysis of senior executive officer, including Named Executive Officer, total compensation components;

•	Providing advice and counsel in connection with seeking approval from shareholders for additional shares for the long-term incentive plan;

•	Researching competitive and emerging compensation practices;

•	Attending Committee meetings, in person and telephonically; and

•	Reviewing and evaluating changes to the executive compensation philosophy and proposed plan changes.

In making its decisions, the Committee collects and considers input from multiple sources. The Committee may ask senior executive officers to attend Committee meetings where executive compensation, Company, and individual performance are discussed and evaluated. During these meetings, executives provide insight, suggestions or recommendations regarding executive compensation. Deliberations generally occur with input from the compensation consultant, members of management and other Board members. However, only the independent voting members of the Committee make decisions regarding executive compensation, which is typically done in executive session, with no members of management present. In the case of Chief Executive Officer compensation, these decisions are submitted to the full Board for its review and concurrence.

Compensation Components

Our compensation program is composed of the following components:

•	Base salary

•	Annual cash incentives (target incentive)

•	Long-term equity incentives (stock options, P-Shares and restricted shares)

•	Benefits

Table 1 summarizes information about the target level of 2009 Total Annual Cash and Total Direct Compensation for our Named Executive Officers. This table differs from the Summary Compensation Table in that values generally represent target amounts and equity grants which are part of our normal long-term incentive program for 2009 only. Further discussion about these compensation components can be found later in this section. Each component is discussed with a brief description of the strategy, plan design and plan performance.

Table 1 – Summary of Components of TDC in 2009(1)

Named Executive	Base Salary	Target Incentive (% of Salary)	Target TAC	Stock Option Value(2)	P-Share Value(2)	TDC(3)
James Prieur, Chief Executive Officer	$900,000	125%	$2,025,000	$687,700	$247,500	$2,960,200
% Change vs. 2008	0.0%		0.0%			-47.8%

Edward Bonach, Chief Financial Officer	$472,500	100%	$945,000	$295,710	$104,500	$1,345,210
% Change vs. 2008	0.0%		0.0%			-14.5%

Eric Johnson, President - 40/86 Advisors	$500,000	100%	$1,000,000	$251,210	$104,500	$1,355,710
% Change vs. 2008	0.0%		0.0%			-9.5%

Scott Perry, President - Bankers Life & Casualty	$441,324	100%	$882,648	$295,710	$104,500	$1,282,858
% Change vs. 2008	0.0%		0.0%			-12.0%

Steven Stecher, President - Conseco Insurance Group(4)	$412,000	100%	$824,000	$295,710	$104,500	$1,224,210
% Change vs. 2008	0.0%		0.0%			2.9%

(1)	All components of TDC are expressed at Target levels; in addition to these elements, we granted restricted shares not part of the normal grant; see “Special Retention Awards” section for further details

(2)	Represents stock option and P-Share grant values made during the year; actual value earned will depend on stock price appreciation and achievement of P-Share performance metrics at time of vesting; Valuation methodology is discussed later in this document

(3)	TDC includes Target TAC and the value of stock options and P-Shares granted in 2009

(4)	Mr. Stecher was promoted into this position in 2008. He received an increase in 2009 equity reflecting this promotion.

Compensation Mix

As indicated in the Summary of Components of Total Direct Compensation in 2009 (Table 1), the cash components of Total Direct Compensation remained at their 2008 levels. The value of long-term incentives delivered to four of our five Named Executive Officers declined as compared to 2008.

Nevertheless, variable pay (annual incentive awards plus long-term incentives) continued to comprise the majority of Total Direct Compensation, which continues to support our objectives of pay for performance and shareholder value creation.

In delivering compensation to the Chief Executive Officer, the Committee’s intention was to provide a compensation mix of approximately 20% base salary, 20% annual incentive and 60% long-term incentive. Likewise, the Committee’s intention for other Named Executive Officers was to provide a compensation mix of approximately 25% base salary, 25% annual incentive and 50% long-term incentive. For reasons explained below, the 2009 actual compensation mix for the Chief Executive Officer was approximately 30% base salary, 38% annual incentive and 32% long-term incentive. For other Named Executive Officers, this actual mix was approximately 35% base salary, 35% annual incentive and 30% long term incentive. The difference between intended mix and actual mix is due largely to stock price volatility during 2009.

Base Salaries

Strategy

In establishing base salaries, the Committee begins by targeting the 50th percentile of the competitive market and adjusts upwards or downwards as appropriate to reflect each position’s responsibilities and each individual’s experience level, unique skills or competencies. Base salaries generally range from the 25th percentile (for recently promoted employees or those who otherwise lack experience) to the 75th percentile (for high performers with significant industry experience) of the competitive market data. Salaries rarely fall outside this range. Annual reviews of executives’ base salaries consider numerous factors, including

•	Job responsibilities;

•	Impact on the development and achievement of our strategic initiatives;

•	Competitive labor market pressures;

•	Company performance for the prior 12 months;

•	Individual performance for the prior 12 months, as expressed in the executive’s performance review; and

•	Salaries paid for comparable positions within our identified compensation peer group.

No specific weighting of these factors is used. However, given our desire for a performance-based culture, the Committee’s use of discretion generally results in increases for our top performers and little or no increases for average or lower performing employees.

2009 Merit Increases

Based on the uncertainty of the economic climate, as well as general trends, the Committee decided to not award base salary increases to executives in 2009.

Annual Incentives

Strategy

Our annual incentive plan, the “Pay for Performance Plan” (P4P), is designed to focus on and reward achievement of annual performance goals. The plan was approved by our shareholders in 2005 and a similar plan is being submitted to shareholders for approval in 2010. It is the broadest of our management incentive programs, covering approximately 600+ employees in 2009, including all of our executive officers, and is payable in cash. All participants in the P4P plan, including our Named Executive Officers, are assigned target incentive opportunities expressed as a percentage of base salary.

2009 Pay for Performance (P4P) Plan Design

During February 2009, the Committee reviewed the P4P plan design in order to ensure alignment between shareholder and participant interests, to keep senior executives responsible for the financial performance of the enterprise, to improve alignment with financial metrics that participants influence and to select operational/business metrics that drive financial success. This review was accomplished by focusing on the selection of appropriate performance metrics and the determination of performance levels which would contribute to financial success. As a result of this review, Net Earnings Per Share was replaced by Operating Earnings Per Share (defined as net operating income, after taxes and preferred stock dividends but excluding the impact of realized gains/losses, divided by the fully diluted average number of shares outstanding). The Committee believes that Operating Earnings Per Share is a better measure of the Company’s operating performance, is less impacted by the volatility of the market and is more easily impacted by management during the calendar year.

Additional metrics which continue to be part of 2009 incentive plans applicable to Named Executive Officers include:

•

Combined and Business Segment Earnings Before Interest and Taxes (EBIT), where Combined EBIT is a corporate roll-up of individual business segment EBIT. In the Committee’s view, this metric enhances line of sight for our operating management and increases their focus on improving the longer-term core profitability of our operations.

•

Combined and Business Segment Value of New Business (VNB), which calculates the present value of expected profits from product sales. The selection of VNB is based on the Company’s desire to have an increased focus on growing sales from the most profitable products as opposed to top-line sales.

•

Combined Operating Expense, which is the total amount of expense incurred to operate the business excluding claims costs and benefits paid to policyholders. The selection of this metric represents the Committee’s belief that managing operating expenses contributes to the Company’s long term profitability and operating efficiency.

•

Business Segment Operating ROE, which is net operating income (EBIT less each segment’s proportional share of corporate expenses and interest on debt, after tax) divided by GAAP Equity. This metric represents the Company’s desire to encourage efficient use of capital at the business segment level.

•	GAAP Yield which is period investment income (net of expenses) divided by average invested assets for the same period.

Limiting the number of metrics to no more than four for any individual participant enhances the simplicity and effectiveness of the incentive plan. The program is designed to pay above market-median levels when the Company exceeds target performance.

Plan design includes a threshold level of financial performance which corresponds to 25% of target payout; target level of performance which provides 100% of target payout; and a maximum level of performance and payout of 200% of target. Any payout between these financial performance goals is determined through straight line interpolation between the appropriate levels of performance. Consistent with our compensation philosophy, target annual incentive levels are established to generate Total Annual Cash compensation at competitive market median levels. Further, in 2009, we established a policy that threshold combined EBIT must be achieved before there can be any above-target payouts with respect to other financial and operational metrics.

Although our Company has a large net operating loss carry forward (as a result of our emergence from bankruptcy in 2003), the Committee continues to administer the P4P and long-term incentive plans so that payments qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. However, the Committee does reserve the right to make discretionary awards to the extent it deems it necessary or advisable to do so.

Table 2 summarizes the 2009 financial metrics and weightings for our Named Executive Officers under the P4P plan:

Table 2 – Summary of 2009 P4P Metrics and Weightings for Named Executive Officers

Named Executive	Metric - Weighting	Metric - Weighting	Metric - Weighting	Metric - Weighting
James Prieur	Operating EPS - 50%	Combined EBIT - 20%	Combined Operating Expense - 15%	Combined Value of New Business - 15%

Edward Bonach	Operating EPS - 50%	Combined EBIT - 20%	Combined Operating Expense - 15%	Combined Value of New Business - 15%

Eric Johnson	Operating EPS - 50%	GAAP Yield - 50%

Scott Perry	Combined EBIT - 40%	Business Unit EBIT - 20%	Business Unit Operating ROE - 20%	Business Unit Value of New Business - 20%

Steven Stecher	Combined EBIT - 40%	Business Unit EBIT - 20%	Business Unit Operating ROE - 20%	Business Unit Value of New Business - 20%

2009 performance targets for our corporate plan metrics included Operating Earnings Per Share of $0.90, Combined EBIT of $369.3 million, Combined Operating Expense of $558.3 million, and Combined Value of New Business (VNB) of $78.2 million. In addition, the performance target for our 40|86 business unit GAAP Yield was 5.75%.

Table 3 provides the threshold, target and maximum payouts for each of our Named Executive Officers under the P4P plan.

Table 3 – Summary of 2009 P4P Opportunities for Named Executive Officers

Named Executive	Threshold Payout (as % of Salary)	Target Payout (as % of Salary)	Maximum Payout (as % of Salary)
James Prieur	31.25%	125%	250%
Edward Bonach	25%	100%	200%
Eric Johnson	25%	100%	200%
Scott Perry	25%	100%	200%
Steven Stecher	25%	100%	200%

2009 P4P Plan Performance

As-reported financial results would have yielded aggregate P4P payouts at 80% of target levels. The Committee considered certain adjustments proposed by management to as-reported results in its determination of the 2009 P4P payout and agreed to those adjustments that related to the significant capital management actions required to avert a technical default under the Company’s credit agreement. These adjustments included credit facility amendment expenses, certain earnings reductions from business reinsured, reduced investment income from excess cash held in anticipation of asset transfers related to reinsurance, and the reduction of Earnings Per Share associated with the issuance of additional shares. These capital management-related adjustments increased aggregate P4P rewards to 97% of target, or $2.2 million in additional rewards. The Committee further enhanced the 2009 P4P payout by providing an additional $600,000, to reward P4P eligible employees for their contribution to the Company’s results in 2009. The Committee gave discretion to the Chief Executive Officer to allocate these funds. The Named Executive Officers did not receive a discretionary bonus.

In considering these adjustments related to capital management actions in 2009, the Committee operated within the discretion provided in the 2005 Pay for Performance Incentive Plan, which permits adjustments to performance goals based on extraordinary or unusual events, among other items. The Committee concluded that the measures taken in 2009 to increase the Company’s capital and to avert a technical default under the Company’s credit agreement were essential to its survival and executed in an extremely difficult market environment. As such, the Committee recognized that these measures were of significant benefit to shareholders and that their negative effect on 2009 performance goals should be neutralized for compensation purposes.

Table 4 summarizes actual bonuses earned in 2009 by our Named Executive Officers.

Table 4: 2009 P4P Actual Bonuses

Named Executive	Amount
James Prieur	$1,075,989
Edward Bonach	$451,915
Eric Johnson	$468,865
Scott Perry	$593,240
Steven Stecher	$263,760

Long-Term Equity Incentives

Design and Strategy

The Committee uses long-term equity incentives to balance the short-term focus of the P4P program by tying rewards to performance achieved over multi-year periods. Under the Amended and Restated Long-Term Incentive Plan, the Committee may grant a variety of long-term incentive awards, including stock options, stock appreciation rights, restricted stock or restricted stock units, and performance shares or units, settled in cash or stock. The Company uses stock options (or other appreciation rights), performance shares, and restricted shares as its long-term compensation vehicles.

To focus executives’ efforts on longer-term results, we have historically granted awards of stock options that vest over three to four years and performance shares and restricted stock awards that are eligible for vesting after no less than two years. Recent stock option grants vest in equal installments in the second and third years from the anniversary date of grant, and performance shares are measured over a three-year performance period at which time they will vest only if the financial goals have been achieved. Unless otherwise noted, grants to our Named Executive Officers have vesting schedules identical to those for other executives. To vest in long-term equity incentive awards, employees must generally continue to work for the Company through the vesting dates.

Our current granting process involves developing long-term incentive grant values (by position level) for groups of executives, including our Named Executive Officers. Within these general grant guidelines, individual awards may be adjusted up or down to reflect the performance of the executive and his or her potential to contribute to the success of our initiatives to create shareholder value, as well as other individual considerations. The Committee also assesses aggregate share usage and dilution levels in comparison to general industry norms. Through this method, the Committee believes it is mindful of total cost, remains competitive within the market, promotes internal equity and reinforces our philosophy of pay for performance.

The Committee reviews and approves individual grants for the Named Executive Officers as well as all stock options, P-Shares and restricted stock grants made to other executives under the purview of the Committee. Annual grants are reviewed and approved at the Committee’s scheduled meeting at approximately the same time each year and may be granted only with an exercise price at or above the closing market price of the Company’s common stock on the date of grant (fair market value). Interim or off cycle grants are reviewed and approved by the Committee and granted at the closing market price of the Company’s common stock on the date of approval for executives under the purview of the Committee. Following the May 2009 shareholder approval of additional shares, the Committee authorized the Chief Executive Officer to utilize a designated number of shares, the Chief Executive Officer equity pool, to grant equity awards to non-executives to induce, recognize, and/or retain such employees of the Company, as deemed necessary by management. These grants must be made by action of the Chief Executive Officer and are generally made effective the last trading day of the month. Administration of all equity awards is managed by the Company’s Human Resources Department, and all such awards are periodically reviewed by the Committee.

In past years, we delivered stock option grants to approximate 50th percentile compensation and P-Shares, if earned, to achieve 75th percentile compensation. In 2009, however, the Committee decided that Total Direct Compensation, comprised of base salary, target annual incentive and target long-term incentive awards, should approximate the market median.

Threshold Total Direct Compensation opportunity includes base salary, plus threshold annual incentive award plus the value of stock options. Target Total Direct Compensation opportunity includes base salary plus target annual incentive award plus stock options and target P-Shares. Maximum Total Direct Compensation opportunity includes base salary plus 200% of target annual incentive award plus the value of stock options and 150% of target P-Shares.

Equity Grants in 2009

Prior to the Conseco shareholder meeting in May 2009, approximately 1.1 million shares were available for grant, a number insufficient for our normal annual grant. Consequently, Conseco worked with Hewitt to determine the number of shares to be requested using RiskMetrics Group’s model. At the shareholder meeting in May 2009, shareholders approved management’s request to increase the number of shares available for grant by approximately 15.9 million shares, a number sufficient for four to five years’ worth of annual grants.

The Committee established the annual target for all long-term incentive grants based on competitive market data. The approach was intended to deliver median Total Direct Compensation using both stock options and P-Shares. However, in view of the extreme volatility in the Company’s share price, the very low absolute price of the stock in early 2009 and our desire to be responsible stewards of the shares made available for compensation purposes, the Committee used a 200-day average of the Company’s stock price to calculate the number of shares granted to each executive. This approach was used specifically for 2009. We continued to use a Black-Scholes valuation model as in previous years to determine option values. This approach effectively delivered fewer shares than would have been indicated to achieve median Total Direct Compensation for our executives. The Board adopted the same methodology in computing director compensation.

In 2009, we delivered a split award in terms of dollar value of stock options (75%) and P-Shares (25%). The P-Shares are measured based on performance of Operating Return on Equity in 2011 and have up-side opportunity of 150% of the target award.

Due to the lack of sufficient shares for the entirety of the 2009 grant and the uncertainty of shareholder approval of additional shares at the May 2009 shareholder meeting, the Committee decided to distribute most of our remaining shares in an initial grant available to executives in April 2009. This grant consisted of stock options for all eligible executives and restricted shares for approximately 30 selected executives, including four of the Named Executive Officers. After shareholders approved the additional 15.9 million shares, the Committee awarded a second grant to executives. This grant was comprised of stock options and P-Shares for all eligible executives and made up the balance of the annual long-term incentive target determined previously.

Table 5 shows the equity awards granted to our Named Executive Officers in 2009.

Table 5: 2009 Equity Grants

	March Grant		May Grant
Named Executive	Options	Restricted Shares(1)	Options	P-Shares
James Prieur	125,000	200,000	340,000	90,000
Value:	$82,500	$226,000	$605,200	$247,500
Edward Bonach	43,500	85,000	150,000	38,000
Value:	$28,710	$96,050	$267,000	$104,500
Eric Johnson	43,500	0	125,000	38,000
Value:	$28,710	$—	$222,500	$104,500
Scott Perry	43,500	20,000	150,000	38,000
Value:	$28,710	$22,600	$267,000	$104,500
Steven Stecher	43,500	20,000	150,000	38,000
Value:	$28,710	$22,600	$267,000	$104,500

(1)	See “Special Retention Award” section for further details

2009-2011 P-Share Performance Metrics and Targets

P-Share vesting for the 2009-2011 grant is based on the achievement of one-year Operating Return on Equity in year three (2011) of the performance period. We believe that increased Operating Return on Equity is a good measure of fundamental operating improvement in our Company that will drive shareholder value.

Target vesting of the 2009-2011 P-Share grant requires Company achievement of an 8.25% Operating Return on Equity in 2011. Above-target performance may yield up to a maximum of 150% of the target award. Threshold performance yields 25% of the target award. If minimum Company threshold (7.25% Operating Return on Equity) is not achieved, no shares will vest. In order to recognize superior performance, an upside opportunity of 150% of target payout was implemented for the 2009-2011 grant.

The Operating Return on Equity target for this award was set at a lower level than the prior year’s P-Share grant. The decrease in the Operating Return on Equity target reflected the previously described change in our approach to delivering equity. In prior years, we set P-Share grants at a level to deliver 75th percentile compensation, if achieved. Accordingly, the performance measures were set at correspondingly ambitious levels. For the 2009-2011 grant, we intended to deliver 50th percentile compensation levels and, as a result, we lowered the performance targets to levels that represented a fundamental operating improvement for our Company but that were less ambitious than our previous targets.

Long-Term Incentive Program Performance for Awards Granted Prior to 2009

2007 – 2009 P-Share Performance

When granting the 2007-2009 P-Shares, the Committee established financial targets which it deemed to be challenging, but achievable based on information available at the time. The metrics associated with this P-Share grant included Operating ROE, which is measured in year three of the performance period, and Total Shareholder Return (TSR), which is measured relative to a peer group of companies over the entire performance period. Absolute and relative financial performance over that period was significantly below established targets with the result that no amounts were earned or paid under this grant to our named executive officers and other executives. 2009 Operating ROE result was 6.5%, which was significantly below the threshold of 10.0% for payout. Conseco’s TSR over the performance period was -75.19%, which was also significantly below the peer group threshold TSR of -33.78% for payout.

Peer Group for Previous P-Share Grant Performance Benchmarking

The peer group to determine Total Shareholder Return (TSR) achievement (relevant to 2007-2009 and 2008-2010 grants) consisted of the 18 companies in the S&P Life and Health and Russell 3000 Life Insurance Indices listed below; however, if changes are made to the indices, the Committee anticipates that the peer group will reflect those changes. This peer group will continue to be an active benchmark group for the Company through the remaining performance period for these past grants. The companies in this group as of January 1, 2010 are summarized in Table 6.

Table 6: S&P Super-composite Life & Health and the Russell 3000 Life Insurance Indices

AFLAC Incorporated

American Equity Investment Life Holding Company

Citizens Inc.

Delphi Financial Group, Inc.

Kansas City Life Insurance Company

Lincoln National Corporation

Life Partners Holdings, Inc.

MetLife, Inc.

National Western Life Insurance Company

The Phoenix Companies, Inc.

Presidential Life Corporation

Principal Financial Group, Inc.

Protective Life Corporation

Prudential Financial, Inc.

StanCorp Financial Group, Inc.

Torchmark Corporation

Universal American Financial Corp.

Unum Group

Stock Options

The current market price of Conseco common stock is less than the exercise price of all outstanding stock options granted prior to 2009.

Special Retention Awards

Special Cash Retention Award

In May 2009, a special cash retention award of $500,000 was granted to Edward Bonach, our Chief Financial Officer. Subject to Mr. Bonach’s continued employment with the Company, this award is payable on December 31, 2010. This award was made to recognize Mr. Bonach’s individual performance, critical skill set, and leadership to the Company, and ensure his continued employment through critical milestones during 2010.

Special Equity Retention Award

In March 2009, a special equity award of restricted shares was granted to certain executives. This special award was made for retention purposes in light of the decision to not provide merit increases to executives, as well as lower than target annual incentives paid in 2009 for the 2008 plan year. This award will vest ratably over three years from the date of grant. Table 7 summarizes restricted share awards made to Named Executive Officers, which information is also reflected in Table 5 above.

Table 7: 2009 Special Equity Award for Named Executive Officers

Named Executive	Restricted Shares	Value
James Prieur	200,000	$226,000
Edward Bonach	85,000	$96,050
Eric Johnson	0	$—
Scott Perry	20,000	$22,600
Steven Stecher	20,000	$22,600

Other Benefits

As employees of the Company, our Named Executive Officers are eligible to participate in all of the broad-based Company-sponsored benefits programs on the same basis as other full-time employees. These include the Company’s health and welfare benefits (e.g., medical/dental plans, disability plans, life insurance, etc.). The Company does not offer any supplemental executive health and welfare programs. Executives may also participate in the Company’s 401(k) Plan. During 2006, the Committee approved the adoption of a non-qualified deferred compensation plan. This plan is primarily intended as a “restoration” plan, giving participants the ability to defer their own compensation above the Internal Revenue Service limits imposed on the 401(k) plan. At present, the Company does not make regular contributions to the non-qualified deferred compensation plan.

Compensation of Chief Executive Officer

Mr. Prieur’s base salary, target incentive, and equity compensation awards for fiscal 2009 were determined in accordance with the compensation philosophy described above, including the policy of targeting our compensation within our “competitive market” as described above. In setting his salary, target incentive and equity compensation, the Committee relied on market competitive pay data and the strong belief that the Chief Executive Officer significantly and directly influences the Company’s overall performance.

Based on the competitive placement of his base salary relative to his peers in the market, Mr. Prieur did not receive a base salary increase or change to his target annual incentive opportunity in 2009. Through the delivery of equity, the Committee strengthened alignment of his priorities with the shareholders.

Mr. Prieur further demonstrated alignment with shareholders by acquiring 200,000 additional shares of Conseco stock in the open market during 2009. The additional shares brought his total number of shares to 870,000, of which 670,000 have been purchased with his own funds.

Based on the achievement of Operating EPS, Combined EBIT, Combined VNB and Combined Operating Expense goals, Mr. Prieur’s incentive payment for 2009 was calculated at $1,075,989.

Additional Information

Clawback Rights

Our Amended and Restated Long-Term Incentive Plan contains a clawback provision relating to our long-term equity awards: stock options, P-Shares and restricted stock awards. Under this clawback provision, if our financial statements are required to be restated as a result of errors, omissions, or fraud, the Committee may, at its discretion, based on the facts and circumstances surrounding the restatement, direct the recovery of all or a portion of an equity award from one or more executives with respect to any fiscal year in which our financial results are negatively affected by such restatement. To do this, we may pursue various ways to recover from one or more executives: (1) seek repayment from the executive; (2) reduce the amount that would otherwise be payable to the executive under another Company benefit plan; (3) withhold future equity grants, bonus awards, or salary increases; or (4) take any combination of these actions.

Impact of Tax and Accounting on Compensation Decisions

As a general matter, the Committee considers the various tax and accounting implications of compensation vehicles employed by the Company.

When determining amounts of long-term incentive grants to executives and employees, the Committee considers the accounting cost associated with the grants. Under FASB ASC Topic 718, grants of stock options, restricted stock, restricted stock units and other share-based payments result in an accounting charge for the Company. The accounting charge is based on the grant date fair value of the instruments being issued as determined under FASB ASC Topic 718. This expense is amortized over the requisite service or vesting period. However, if the award is subject to a performance condition as determined under FASB ASC Topic 718, the cost will vary based on our estimate of the number (and ultimately the actual number) of shares that will vest.

Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the chief executive officer and the next four highest compensated officers. Exceptions are made for qualified performance-based compensation, among other things. It is the Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard. However, the Committee believes that compensation and benefits decisions should be primarily driven by the needs of the business, rather than by tax policy. Therefore, the Committee may make pay decisions (such as the determination of the Chief Executive Officer’s base salary) that result in compensation expense that is not fully deductible under Section 162(m).

Termination and Change in Control Arrangements

Under the terms of our equity-based compensation plans and our employment agreements, the Chief Executive Officer and the other Named Executive Officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment for various reasons. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described in the section entitled “Potential Payments Upon Termination or Change in Control” on page 36. The terms of these arrangements were set through the course of employment agreement negotiations with each of the Named Executive Officers, with an emphasis on internal consistency. In addition, as part of these negotiations, the Committee also analyzed the terms of the same or similar arrangements for comparable executives employed by companies similar to our own.

The termination of employment provisions of the employment agreements were entered into in order to address competitive concerns when the Named Executive Officers were recruited, by providing those individuals with a fixed amount of compensation that would offset the potential risk of leaving their prior employer or foregoing other opportunities in order to join the Company. At the time of entering into these arrangements, the Committee considered the aggregate potential obligations of the Company in the context of the desirability of hiring the individual and the expected compensation upon joining us.

Following the expiration of our employment agreement with Mr. Prieur in accordance with its terms on December 31, 2009, the Committee agreed with Mr. Prieur that no new contract would be entered into. The Committee and Mr. Prieur believe that the majority of reference peer group companies do not operate with CEO contracts.

Report of the Human Resources and Compensation Committee

The Human Resources and Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed it with management. Based on the Committee’s review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. This report is provided by the following independent directors, who comprise the Committee:

Debra J. Perry, Chair

R. Glenn Hilliard

Donna A. James

Michael T. Tokarz

Summary Compensation Table for 2009

The following Summary Compensation Table sets forth compensation paid to (i) our chief executive officer, (ii) our chief financial officer and (iii) the other three most highly compensated individuals who served as executive officers of Conseco in 2009 (collectively, the “named executive officers”) for services rendered during 2009.

SUMMARY COMPENSATION TABLE FOR 2009

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
James Prieur	2009	$900,000	—	$497,600	$843,314	$1,075,989	$9,156	$3,326,059
Chief Executive Officer	2008	900,000	—	1,523,060	1,076,817	633,800	12,236	4,145,913
	2007	900,000	—	557,600	1,084,725	562,500	109,187	3,214,012

Edward Bonach(6)	2009	472,500	—	210,720	363,213	451,915	9,156	1,507,504
Chief Financial Officer	2008	468,750	—	231,770	229,110	263,040	7,866	1,200,536
	2007	296,827	$553,288	1,132,320	361,256	—	49,295	2,392,986

Eric Johnson	2009	500,000	—	115,520	308,178	468,865	630	1,393,193
President,	2008	500,000	—	231,770	114,555	141,223	630	988,178
40|86 Advisors, Inc.	2007	500,000	—	429,352	381,823	392,250	630	1,704,055

Scott Perry	2009	441,324	—	137,920	363,213	593,240	7,980	1,543,677
President, Bankers Life and Casualty Company	2008	438,495	—	231,770	183,288	126,868	25,330	1,005,751
	2007	421,958	—	390,320	347,112	270,808	28,415	1,458,613

Steven Stecher(7)	2009	412,000	—	137,920	363,213	263,760	12,049	1,188,942
President, Conseco Insurance Group	2008	410,000	—	176,940	181,216	170,172	12,517	950,845

(1)	The amount shown in this column is a bonus payment specified by the terms of the individual’s employment agreement. Amounts paid under the Company’s Pay for Performance Incentive Plan are included in the column “Non-Equity Incentive Plan Compensation.”

(2)	This column represents the aggregate grant date fair value of restricted stock and performance units, in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. For restricted stock, fair value is calculated using the closing price of Conseco common stock on the date of grant. For additional information, see note 11 to the Conseco financial statements in the Form 10-K for the year ended December 31, 2009, as filed with the SEC. See the Grants of Plan-Based Awards table for information on awards made in 2009. The amounts in this column do not necessarily correspond to the actual value that will be recognized by the named executive officers. With the exception of an award of restricted stock to Mr. Bonach having a grant date value of $733,600, the amounts in this column for 2007 represent performance units awarded to the named executive officers for the performance period from 2007 – 2009. The thresholds for those 2007 performance unit awards were not met and, accordingly, the named executive officers did not receive any payments in connection with those awards.

(3)	This column represents the aggregate grant date fair value of stock options granted to each of the named executive officers, in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2009 grants, refer to note 11 of the Conseco financial statements in the Form 10-K for the year ended December 31, 2009, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2009, refer to the note on stockholders’ equity and stock-related information to the Conseco financial statements in the Form 10-K for the respective year-end. See the Grants of Plan-Based Awards table for information on options granted in 2008. The amounts in this column do not necessarily correspond to the actual value that will be recognized by the named executive officers.

(4)	This column represents the dollar amount of payments made after year end to the named executive officers based on performance for the specified year with respect to the targets established under the Company’s 2005 Pay for Performance (P4P) Incentive Plan. Mr. Prieur did not receive payment of any portion of the amount shown in this column for 2008. At Mr. Prieur’s request, the Committee did not make a P4P bonus payment for 2008 to Mr. Prieur in light of the very difficult operating environment and its impact on the Company. Based on 2008 results, the amount that would have been payable to Mr. Prieur under the P4P Incentive Plan was $633,800.

(5)	For 2009, the amounts reported in this column represent the amounts paid for: (i) group life insurance premiums, (ii) Company contributions to the 401(k) Plan and (iii) spousal travel benefits.

The table below shows such amounts for 2009 for each named executive officer:

Name	Group Life Insurance Premiums	401(k) Plan Contributions	Spousal Travel
James Prieur	$1,806	$7,350	—
Edward Bonach	1,806	7,350	—
Eric Johnson	630	—	—
Scott Perry	630	7,350	—
Steven Stecher	630	7,350	$4,069

(6)	Mr. Bonach became Chief Financial Officer on May 11, 2007.

(7)	Mr. Stecher became President of Conseco Insurance Group on July 31, 2008.

Grants of Plan-Based Awards in 2009

The following table shows certain information concerning grants of plan-based awards in 2009 to the named executive officers.

GRANTS OF PLAN-BASED AWARDS IN 2009

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts (in Shares of Common Stock) Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards(5)	Grant Date Fair Value of Stock and Option Awards(6)
		Threshold	Target	Maximum	Threshold	Target	Maximum
James Prieur		$281,250	$1,125,000	$2,250,000
	4-2-09							200,000			$224,000
	4-2-09							—	125,000	$1.13	94,838
	5-12-09							—	340,000	3.05	748,476
	5-12-09				22,500	90,000	135,000	—			273,600
Edward Bonach		118,125	472,500	945,000
	4-2-09							85,000			95,200
	4-2-09							—	43,500	1.13	33,003
	5-12-09							—	150,000	3.05	330,210
	5-12-09				9,500	38,000	57,000	—			115,520
Eric Johnson		125,000	500,000	1,000,000
	4-2-09							—	43,500	1.13	33,003
	5-12-09							—	125,000	3.05	275,175
	5-12-09				9,500	38,000	57,000	—			115,520
Scott Perry		110,331	441,324	882,648
	4-2-09							20,000			22,400
	4-2-09							—	43,500	1.13	33,003
	5-12-09							—	150,000	3.05	330,210
	5-12-09				9,500	38,000	57,000	—			115,520
Steven Stecher		103,000	412,000	824,000
	4-2-09							20,000			22,400
	4-2-09							—	43,500	1.13	33,003
	5-12-09							—	150,000	3.05	330,210
	5-12-09				9,500	38,000	57,000	—			115,520

(1)	These amounts represent the threshold, target and maximum amounts that would have been payable for 2009 if the performance-based metrics under the Conseco Pay for Performance Incentive Plan had been achieved. The amounts paid for 2009 performance under the Pay for Performance Incentive Plan are listed in the summary compensation table on page 30 of this proxy statement under the column heading “Non-Equity Incentive Plan Compensation.”

(2)	These amounts represent the threshold, target and maximum number of shares that the named executive officers can receive under the terms of the performance share awards made in 2009. See footnote (3) to the “Outstanding Equity Awards at 2009 Fiscal Year-end” table below for additional information regarding the 2009 performance share awards.

(3)	The amounts in this column represent the number of shares of restricted stock that were awarded to the named executive officers during 2009 under the LTIP.

(4)	The amounts in this column represent the number of stock options granted to the named executive officers during 2009 under the LTIP.

(5)	The exercise price equals the closing sales price of Conseco common stock on the New York Stock Exchange on the date of grant.

(6)	The values included in this column represent the grant date fair value of restricted stock, performance share and option awards computed in accordance with ASC 718. For restricted stock, the value is based on the closing sales price on the NYSE on the date of grant, less an amount paid by the recipient of the restricted stock of $.01 per share, the par value of the common stock. A description of the assumptions used in calculating these values may be found in Note 11 to our 2009 audited financial statements included in our 2009 Annual Report, which report accompanies this proxy statement.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table sets forth certain information concerning outstanding equity awards held by the named executive officers as of December 31, 2009.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

Name	Award Date		OPTION AWARDS				STOCK AWARDS
							Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)
			Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date(1)
James Prieur	9-7-06	(5)	225,000	75,000	$20.91	9-7-16	—	—
	9-7-06		50,000	—	20.91	9-7-16	—	—
	3-26-07	(6)	125,000	125,000	17.75	3-26-12	—	—
	4-1-08	(7)	—	470,000	10.55	4-1-13	—	—	73,600	$368,000
	4-2-09	(11)	—	125,000	1.13	4-2-14	200,000	$1,000,000
	5-12-09	(12)	—	340,000	3.05	5-12-14	—	—	22,500	112,500
Edward Bonach	5-11-07	(8)	40,000	40,000	18.35	5-11-12	—	—
	5-11-07		—	—	—	—	20,000	100,000
	4-1-08	(7)	—	100,000	10.55	4-1-13	—	—	11,200	56,000
	4-2-09	(11)	—	43,500	1.13	4-2-14	85,000	425,000
	5-12-09	(12)	—	150,000	3.05	5-12-14	—	—	9,500	47,500
Eric Johnson	6-1-04		150,000	—	21.00	6-1-14	—	—
	3-26-07	(6)	44,000	44,000	17.75	3-26-12	—	—
	4-1-08	(7)	—	50,000	10.55	4-1-13	—	—	11,200	56,000
	4-2-09	(11)	—	43,500	1.13	4-2-14	—	—
	5-12-09	(12)	—	125,000	3.05	5-12-14	—	—	9,500	47,500
Scott Perry	6-1-04		18,000	—	21.00	6-1-14	—	—
	6-27-05		25,000	—	21.67	6-27-15	—	—
	6-30-06	(9)	33,750	11,250	23.10	6-30-16	—	—
	3-26-07	(6)	40,000	40,000	17.75	3-26-12	—	—
	4-1-08	(7)	—	80,000	10.55	4-1-13	—	—	11,200	56,000
	4-2-09	(11)	—	43,500	1.13	4-2-14	20,000	100,000
	5-12-09	(12)	—	150,000	3.05	5-12-14	—	—	9,500	47,500
Steven Stecher	9-17-04		10,000	—	17.87	9-17-14	—	—
	6-27-05		30,000	—	21.67	6-27-15	—	—
	6-30-06	(9)	27,000	9,000	23.10	6-30-16	—	—
	3-26-07	(6)	27,000	27,000	17.75	3-26-12	—	—
	4-1-08	(7)	—	60,000	10.55	4-1-13	—	—	6,400	32,000
	8-18-08	(10)	—	20,000	8.91	8-18-13	—	—
	8-18-08		—	—	—	—	5,000	25,000
	4-2-09	(11)	—	43,500	1.13	4-2-14	20,000	100,000
	5-12-09	(12)	—	150,000	3.05	5-12-14	—	—	9,500	47,500

(1)	All options in this table that were granted in 2006 or prior years have a 10 year expiration date, while options granted in 2007-2009 have a five year expiration date. All options are subject to acceleration for certain events.

(2)	Based on the closing sales price of Conseco common stock ($5.00) on December 31, 2009.

(3)	In accordance with SEC rules, the amounts included in this column represent the number of shares of Conseco common stock to which the named executive officer will be entitled if the Company achieves the threshold performance level with respect to the performance share awards made in 2008 and 2009. Sixty percent (60%) of the 2008 performance awards made to the named executive officers are tied to the cumulative return on the Company’s common stock with dividends reinvested (“total shareholder return” or “TSR”) compared to the total shareholder return of a group of Conseco’s peers (represented by the companies comprising the Standard & Poor’s Life and Health Index and the Russell 3000 Health and Life Index) over the three-year period 2008 - 2010. If Conseco’s performance is below the 50th percentile, then no portion of that award is earned. If Conseco’s performance is at the 50th percentile, or threshold level, one-half of the total number of TSR performance shares will vest and the number of shares in this column includes that 50% amount. (The maximum TSR payout will occur if the Company’s total shareholder return exceeds the 75th percentile.) The balance of the performance share awards made in 2008 and all of the performance share awards made in 2009 are tied to Conseco’s operating return on equity (“ROE”) for the years ending December 31, 2010 and December 31, 2011, respectively. For the ROE portion of the 2008 award, no portion will be earned if the Company operating return on equity is less than 10%, and payouts begin with a 5% payout at the threshold level of 10.1%. For the 2009 performance share award, no portion will be earned if the Company’s ROE is less than 7.25%, and payouts begin with a 25% payout at the threshold level of 7.25%. Accordingly, the number of shares in this column includes 5% of the total number of ROE performance shares granted to the named executive officer in 2008 and 25% of the number of ROE performance shares granted to the named executive officer in 2009.

(4)	The dollar amounts in this column equal the number of threshold level performance shares, calculated as described in footnote (3) above, multiplied by the closing sales price of Conseco common stock on December 31, 2009 ($5.00).

(5)	These options vest and become exercisable in four equal annual installments, commencing September 7, 2007.

(6)	One-half of these options vest on March 26, 2009 and the balance vests on March 26, 2010.

(7)	One-half of these options vest on April 1, 2010 and the balance vests on April 1, 2011.

(8)	One-half of these options vest on May 11, 2009 and the balance vests on May 11, 2010.

(9)	These options vest and become exercisable in four equal annual installments, commencing June 30, 2007.

(10)	One-half of these options vest on August 18, 2010 and the balance vests on August 18, 2011.

(11)	One-half of these options vest on April 2, 2011 and the balance vests on April 2, 2012.

(12)	One-half of these options vest on May 12, 2011 and the balance vests on May 12, 2012.

Option Exercises and Stock Vested in 2009

The following table provides information, for the named executive officers, concerning (i) stock option exercises during 2009 (of which there were none) and (ii) the number of shares acquired upon the vesting of restricted stock awards and the value realized (before payment of any applicable withholding tax).

OPTION EXERCISES AND STOCK VESTED IN 2009

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired On Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
James Prieur	—	—	—	—
Edward Bonach	—	—	20,000	$65,000
Eric Johnson	—	—	—	—
Scott Perry	—	—	—	—
Steven Stecher	—	—	—	—

Non-qualified Deferred Compensation in 2009

The following table shows certain information concerning non-qualified deferred compensation activity in 2009 for our named executive officers.

NON-QUALIFIED DEFERRED COMPENSATION IN 2009

Name	Executive Contributions in 2009(1)	Conseco Contributions in 2009	Aggregate Earnings (Loss) in 2009(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/09
James Prieur	—	—	$386,413	—	$2,073,740
Edward Bonach	$65,760	—	65,372	—	282,485
Eric Johnson	—	—	—	—	—
Scott Perry	11,418	—	10,220	—	46,905
Steven Stecher	—	—	—	—	—

(1)	Amounts in this column are included in the “Salary” and/or “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(2)	Amounts in this column are not included in the Summary Compensation Table on page 23 of this Proxy Statement.

The 2009 Nonqualified Deferred Compensation table presents amounts deferred under our Deferred Compensation Plan. Participants may defer up to 100% of their base salary and annual incentive plan payments under the Deferred Compensation Plan. Deferred Amounts are credited with earnings or losses based on the return of mutual funds selected by the executive, which the executive may change at any time. We do not make contributions to participants’ accounts under the Deferred Compensation Plan. Distributions are made in either a lump sum or an annuity as chosen by the executive at the time of deferral.

Potential Payments Upon Termination or Change in Control

Each of the named executive officers listed below would be entitled to certain payments upon termination of employment arising under (i) benefit plans covering all employees such as group life insurance coverage, (ii) agreements covering awards made under the Company’s Long-Term Incentive Plan and (iii) for the named executive officers other than Mr. Prieur, the terms of an employment agreement between the named executive officer and the Company or one of its subsidiaries. The following table estimates the amounts that would have been payable to the named executive officers upon termination of employment under each of the identified circumstances as of December 31, 2009:

Name	Voluntary or For Cause Termination	Disability	Death	Without Cause or With Good Reason	Involuntary or Good Reason Termination upon or within 2 years after Change In Control
James Prieur(1)	—	$—	$400,000	$450,000	$2,603,417
Edward Bonach(2)	—	472,500	872,500	1,417,500	2,985,845
Eric Johnson(3)	—	500,000	900,000	1,468,865	2,240,960
Scott Perry(4)	—	441,324	841,324	1,475,888	2,367,395
Steven Stecher(5)	—	412,000	812,000	1,087,760	1,969,605

(1)	For Mr. Prieur, the amount payable upon death represents the amount payable under the Company’s group life insurance plan and the amount payable upon a termination without cause or with good reason represents six months of salary payable under the Company’s standard severance plan for officers. In the event of a termination upon a change in control, the vesting of his awards under the Company’s Long-term Incentive Plan would be accelerated and the amount shown for Mr. Prieur includes the value as of December 31, 2009 of the accelerated vesting of options ($1,146,750), restricted stock ($1,000,000) and performance shares ($456,667).

(2)	For Mr. Bonach, his employment agreement provides for payments upon termination of employment as follows: (i) due to disability, an amount equal to his annual salary ($472,500 for 2009); (ii) upon death, an amount equal to his annual salary (in addition, he would be entitled to receive $400,000 under the Company’s group life insurance plan); (iii) without cause or with good reason (as defined in his agreement), an amount equal to the pro rata portion of his target bonus ($472,500 for 2009) plus an amount equal to the sum of his target bonus and annual salary; and (iv) upon an involuntary termination or a termination by Mr. Bonach with good reason upon or within two years after a change in control, an amount equal to his pro rata target bonus for the year of termination plus one and one-half times the sum of his salary and target bonus. In the event of a termination upon a change in control, in addition to the amounts payable under his employment agreement, the vesting of his awards under the Company’s Long-term Incentive Plan would be accelerated and the amount shown for Mr. Bonach includes the value as of December 31, 2009 of the accelerated vesting of options ($460,845), restricted stock ($525,000) and performance shares ($110,000).

(3)	For Mr. Johnson, his employment agreement provides for payments upon termination of employment as follows: (i) due to disability, an amount equal to his annual salary ($500,000 for 2009); (ii) upon death, an amount equal to his annual salary (in addition, he would be entitled to receive $400,000 under the Company’s group life insurance plan); (iii) without cause or with good reason (as defined in his agreement), an amount equal to the pro rata portion of his actual bonus ($468,865 for 2009) plus an amount equal to the sum of his target bonus and his annual salary; and (iv) upon an involuntary termination or a termination by Mr. Johnson with good reason upon or within two years after a change in control, an amount equal to his pro rata actual bonus for the year of termination plus his target bonus and one and one-half times his annual salary. In the event of a termination upon a change in control, in addition to the amounts payable under his employment agreement, the vesting of his awards under the Company’s Long-term Incentive Plan would be accelerated and the amount shown for Mr. Johnson includes the value as of December 31, 2009 of the accelerated vesting of options ($412,095) and performance shares ($110,000).

(4)	For Mr. Perry, his employment agreement provides for payments upon termination of employment as follows: (i) due to disability, an amount equal to his annual salary ($441,324 for 2009); (ii) upon death, an amount equal to his annual salary (in addition, he would be entitled to receive $400,000 under the Company’s group life insurance plan); (iii) without cause or with good reason (as defined in his agreement), an amount equal to the pro rata portion of his actual bonus ($593,240 for 2009) plus an amount equal to the sum of his target bonus and his annual salary; and (iv) upon an involuntary termination or a termination by Mr. Perry with good reason upon or within two years after a change in control, an amount equal to his pro rata actual bonus for the year of termination plus his target bonus and one and one-half times his annual salary. In the event of a termination upon a change in control, in addition to the amounts payable under his employment agreement, the vesting of his awards under the Company’s Long-term Incentive Plan would be accelerated and the amount shown for Mr. Perry includes the value as of December 31, 2009 of the accelerated vesting of options ($460,845), restricted stock ($100,000) and performance shares ($110,000).

(5)	For Mr. Stecher, his employment agreement provides for payments upon termination of employment as follows: (i) due to disability, an amount equal to his annual salary ($412,000 for 2009); (ii) upon death, an amount equal to his annual salary (in addition, he would be entitled to receive $400,000 under the Company’s group life insurance plan); (iii) without cause or with good reason (as defined in his agreement), an amount equal to the pro rata portion of his actual bonus ($263,760 for 2009) plus an amount equal to the sum of his target bonus and his annual salary; and (iv) upon an involuntary termination or a termination by Mr. Stecher with good reason upon or within two years after a change in control, an amount equal to his pro rata actual bonus for the year of termination plus his target bonus and one and one-half times his annual salary. In the event of a termination upon a change in control, in addition to the amounts payable under his employment agreement, the vesting of his awards under the Company’s Long-term Incentive Plan would be accelerated and the amount shown for Mr. Stecher includes the value as of December 31, 2009 of the accelerated vesting of options ($460,845), restricted stock ($125,000) and performance shares ($90,000).

PROPOSAL 2

APPROVAL OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY’S NAME TO “CNO FINANCIAL GROUP, INC.”

On March 25, 2010, the Board of Directors approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to change the Company’s name to CNO Financial Group, Inc., subject to shareholder approval. If approved by the shareholders, Article One of the Company’s Amended and Restated Certificate of Incorporation, would be amended to read as follows:

“The name of the Corporation is CNO Financial Group, Inc.”

Reason for the Name Change

The decision to change our holding name was made in connection with a comprehensive re-branding initiative, which reviewed both the holding company and the Company’s operating subsidiaries. The name “CNO Financial Group, Inc.” incorporates the Company’s trading symbol on the New York Stock Exchange, CNO, with which investors are familiar. The name change follows the culmination of a series of events and strategic initiatives that have substantially transformed the Company. The Company has been recapitalized and has successfully closed many legacy issues, while its insurance subsidiaries have continued to focus even more clearly on their customers and markets.

The change of our holding company name is consistent with our goal of having separate brands for investors and for each of our three distribution channels. Our subsidiaries, Bankers Life and Casualty Company and Colonial Penn Life Insurance Company, will continue to operate under their own brand names. Washington National will be the new name for most of the Conseco Insurance Group business.

If the name change is approved by shareholders, it will become effective upon the filing of a certificate of amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which we expect to occur as soon as practicable after the Annual Meeting.

Vote Needed for Approval

Approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation to change the name of the Company to “CNO Financial Group, Inc.” requires the affirmative vote of the majority in voting power of the shares of Common Stock present, or represented by proxy, and entitled to vote on the proposal at the Annual Meeting.

Recommendation of your Board of Directors

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY’S NAME TO “CNO FINANCIAL GROUP, INC.”

PROPOSAL 3

AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TO PRESERVE VALUE OF NET OPERATING LOSSES

Introduction

At the Annual Meeting, you will consider and vote on an amendment (the “NOL Protective Amendment”) to our Amended and Restated Certificate of Incorporation to impose certain restrictions on the transfer of common stock. The NOL Protective Amendment is designed to prevent certain transfers of common stock which could otherwise adversely affect our ability to use the Company’s tax net operating loss carryovers (“NOLs”) for income tax purposes and certain income tax credits.

As of December 31, 2009, we estimate that the tax savings from the Company’s NOLs will exceed $800 million over the next 20 years. We had approximately $4.7 billion of federal tax NOLs as of December 31, 2009, with no significant amounts expiring prior to 2018. To the extent we have future taxable income, and until the NOLs expire, they can be used to offset any future ordinary tax on our income. Because the amount and timing of our future taxable income, if any, cannot be accurately predicted, we cannot estimate the exact amount of NOLs that can ultimately be used to reduce the Company’s income tax liability. Although we are unable to quantify an exact value, we believe NOLs are a very valuable asset and the Board believes it is in the Company’s best interests to attempt to prevent the imposition of limitations on their use by adopting the proposed NOL Protective Amendment.

The benefit of the NOLs to the Company could be significantly reduced or eliminated if we experience an “ownership change” as defined in Section 382 (“Section 382”) of the Internal Revenue Code of 1986, as amended (the “Code”). An “ownership change” can occur through one or more acquisitions of our stock, whether occurring contemporaneously or pursuant to a single plan, by which shareholders or groups of shareholders, each of whom owns or is deemed to own directly or indirectly at least 5% of our stock, increase their aggregate ownership of our stock by more than 50 percentage points over their lowest aggregate percentage interest within a rolling three-year period. If that were to happen, we would only be allowed to use a limited amount of NOLs and credits to offset our taxable income subsequent to the “ownership change.” The annual limit is obtained by multiplying (i) the aggregate value of our outstanding equity immediately prior to the “ownership change” (reduced by certain capital contributions made during the immediately preceding two years and certain other items) by (ii) the federal long-term tax-exempt interest rate in effect for the month of the “ownership change.” In calculating this annual limit, numerous special rules and limitations apply, including provisions dealing with “built-in gains and losses.” If we were to experience an “ownership change” at our current stock price levels, we believe we would be subject to an annual NOL limitation which would result in a material amount of NOLs expiring unused, resulting in a significant impairment to the Company’s NOL assets.

If the Company were to have taxable income in excess of the NOL limitations following a Section 382 “ownership change,” it would not be able to offset tax on the excess income with the NOLs. Although any NOLs not used as a result of any Section 382 limitation would remain available to offset income in future years (again, subject to the Section 382 limitation) until the NOLs expire, any “ownership change” could significantly defer the utilization of the NOLs, accelerate payment of federal income tax and could cause some of the NOLs to expire unused. Because the aggregate value of our outstanding stock and the federal long-term tax-exempt interest rate fluctuate, it is impossible to predict with any accuracy the annual limitation upon the amount of our taxable income that could be offset by such NOLs were an “ownership change” to occur in the future, but such limitation could be material.

Currently, we do not believe that we have experienced an “ownership change”, but calculating whether an “ownership change” has occurred is subject to inherent uncertainty. This uncertainty results from the complexity and ambiguity of the Section 382 provisions, as well as limitations on the knowledge that any publicly traded company can have about the ownership of and transactions in its securities. However, we and our advisors have analyzed the information available, along with various scenarios of possible future changes of ownership. Taking into account the issuance and sale of shares of common stock and warrants to Paulson & Co. Inc. (“Paulson”) and our public offering of common stock in 2009, as well as our current stock price and daily trading volume, among other factors, we believe that if no action is taken it is possible that we would undergo a Section 382 “ownership change.”

In January 2009, the Board adopted a Section 382 Rights Agreement (the “Section 382 Rights Agreement”). Although the Section 382 Rights Agreement assists in protecting the NOLs by acting as a deterrent to any person becoming a 5-percent shareholder without the approval of the Board, we currently do not have the ability to completely restrict transactions that could result in an “ownership change” and there is nothing we can do under the Section 382 Rights Agreement to block the impact of any resulting ownership shift. The Board believes the best interests of shareholders will be served by adopting provisions that are designed to restrict direct and indirect transfers of our stock if such transfers will affect the percentage of stock that is treated as owned by a 5-percent shareholder. In addition, the NOL Protective Amendment will include a mechanism to block the impact of a transfer on the ownership shift while allowing purchasers to receive their money back from prohibited purchases. In order to implement these transfer restrictions, the NOL Protective Amendment must be approved.

The NOL Protective Amendment is contained in a proposed new Article Fifteen to our Amended and Restated Certificate of Incorporation which is attached as Annex A to this proxy statement and is incorporated by reference herein. We urge you to read the NOL Protective Amendment in its entirety, as the discussion in this proxy statement is only a summary. The NOL Protective Amendment will only become effective if approved by the requisite vote of shareholders.

Section 382 Ownership Shift Calculations

Generally, an “ownership change” can occur through one or more acquisitions by which one or more shareholders, each of whom owns or is deemed to own directly or indirectly 5% or more in value of a corporation’s stock, increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such shareholders at any time during the preceding rolling three-year period. The amount of the increase in the percentage of stock ownership (measured as a percentage of the value of the Company’s outstanding shares rather than voting power) of each 5-percent shareholder is computed separately, and each such increase is then added together with any other such increases to determine whether an “ownership change” has occurred.

For example, if a single investor acquired 50.1% of our stock in a three-year period, an “ownership change” would occur. Similarly, if ten persons, none of whom owned our stock, each acquired slightly over 5% of our stock within a three-year period (so that such persons owned, in the aggregate, more than 50%), an “ownership change” would occur.

In determining whether an “ownership change” has occurred, the rules of Section 382 are very complex and are beyond the scope of this summary discussion. Some of the factors that must be considered in making a Section 382 “ownership change” calculation include the following:

•

All holders who each own less than 5% of a company’s common stock are generally (but not always) treated as a single “5-percent shareholder.” Transactions in the public markets among shareholders who are not “5-percent shareholders” are generally (but not always) excluded from the calculation.

•

There are several rules regarding the aggregation and segregation of shareholders who otherwise do not qualify as “5-percent shareholders.” Ownership of stock is generally attributed to its ultimate beneficial owner without regard to ownership by nominees, trusts, corporations, partnerships or other entities.

•

Acquisitions by a person which cause that person to become a “5-percent shareholder” generally result in a five percentage (or more) point change in ownership, regardless of the size of the final purchase(s) that caused the threshold to be exceeded.

•

Certain constructive ownership rules, which generally attribute ownership of stock owned by estates, trusts, corporations, partnerships or other entities to the ultimate indirect individual owner thereof, or to related individuals, are applied in determining the level of stock ownership of a particular shareholder. Special rules can result in the treatment of options (including warrants) or other similar interests as having been exercised if such treatment would result in an ownership change.

•

The redemption or buyback of shares by an issuer will increase the ownership of any “5-percent shareholders” (including groups of shareholders who are not themselves “5-percent shareholders”) and can contribute to an “ownership change.” In addition, it is possible that a redemption or buyback of shares could cause a holder of less than 5% to become a “5-percent shareholder,” resulting in a five percentage (or more) point change in ownership.

Description of NOL Protective Amendment

The following is a summary of the proposed NOL Protective Amendment. This summary is qualified in its entirety by reference to the full text of the proposed transfer restrictions, which is contained in proposed Article Fifteen of our Amended and Restated Certificate of Incorporation and set forth in the accompanying Annex A. Shareholders are urged to read in their entirety the transfer restrictions set forth in the accompanying Annex A.

Prohibited Transfers. The transfer restrictions generally will restrict any direct or indirect transfer (such as transfers of stock of the Company that result from the transfer of interests in other entities that own stock of the Company) if the effect would be to:

•	increase the direct or indirect ownership of our stock by any person (or public group) from less than 5% to 5% or more of our common stock;

•	increase the percentage of our common stock owned directly or indirectly by a person (or public group) owning or deemed to own 5% or more of our common stock; or

•	create a new public group.

Transfers included under the transfer restrictions include sales to persons (or public groups) whose resulting percentage ownership (direct or indirect) of common stock would exceed the 5% thresholds discussed above, or to persons whose direct or indirect ownership of common stock would by attribution cause another person (or public group) to exceed such threshold. Complicated rules of constructive ownership, aggregation, segregation, combination and other common stock ownership rules prescribed by the Code (and related regulations) will apply in determining whether a person or group of persons constitute a 5-percent shareholder under Section 382 and whether less than 5-percent shareholders will be treated as one or more “public groups,” each of which is a 5-percent shareholder under Section 382. A transfer from one member of the public group to another member of the public group does not increase the percentage of our common stock owned directly or indirectly by the public group and, therefore, such transfers are not restricted. For purposes of determining the existence and identity of, and the amount of common stock owned by, any shareholder, we will be entitled to rely on the existence or absence of filings with the Securities and Exchange Commission (“SEC”) of Schedules 13D and 13G (or any similar filings) as of any date, subject to our actual knowledge of the ownership of our common stock. The transfer restrictions will include the right to require a proposed transferee, as a condition to registration of a transfer of common stock, to provide all information reasonably requested regarding such person’s direct and indirect ownership of our common stock. The transfer restrictions may result in the delay or refusal of certain requested transfers of our common stock. As a result of these rules, the transfer restrictions could result in prohibiting ownership (thus requiring dispositions) of our common stock as a result of a change in the relationship between two or more persons or entities, or of a transfer of an interest in an entity other than us, such as an interest in an entity that, directly or indirectly, owns our common stock. The transfer restrictions will also apply to proscribe the creation or transfer of certain “options” (which are broadly defined by Section 382) in respect of our common stock to the extent that, in certain circumstances, creation, transfer or exercise of the option would result in a proscribed level of ownership.

Consequences of Prohibited Transfers. Upon adoption of the transfer restrictions, any direct or indirect transfer attempted in violation of the restrictions would be void as of the date of the purported transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of common stock would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the restrictions for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such common stock, or in the case of options, receiving common stock in respect of their exercise. In this proxy statement, common stock purportedly acquired in violation of the transfer restrictions is referred to as “excess stock.”

In addition to the purported transfer being void as of the date of the purported transfer, upon demand by the Company sent within thirty (30) days of the date on which the Board determines that such transfer would result in excess stock, the purported transferee must transfer the excess stock to our agent along with any dividends or other distributions paid with respect to such excess stock within thirty (30) days of such demand. Our agent is required to sell such excess stock in an arms’ length transaction (or series of transactions) that would not constitute a violation under the transfer restrictions. The net proceeds of the sale, together with any other distributions with respect to such excess stock received by our agent, after deduction of all costs incurred by the agent, will be distributed first to the purported transferee in an amount, if any, up to the cost (or in the case of gift, inheritance or similar transfer, the fair market value of the excess stock on the date of the violative transfer) incurred by the purported transferee to acquire such excess stock, and the balance of the proceeds, if any, will be distributed to a charitable beneficiary selected by the Board. If the excess stock is sold by the purported transferee, such person will be treated as having sold the excess stock on behalf of the agent, and will be required to remit all proceeds to our agent (except to the extent we grant written permission to the purported transferee to retain an amount not to exceed the amount such person otherwise would have been entitled to retain had our agent sold such shares).

To the extent permitted by law, any shareholder who knowingly violates the transfer restrictions will be liable for any and all damages suffered by the Company as a result of such violation, including damages resulting from a reduction in or elimination of the ability to utilize the NOLs and any professional fees incurred in connection with addressing such violation.

With respect to any transfer of common stock which does not involve a transfer of “securities” of the Company within the meaning of the General Corporation Law of the State of Delaware but which would cause any 5-percent shareholder to violate the transfer restrictions, the following procedure will apply in lieu of those described above. In such case, no such 5-percent shareholder shall be required to dispose of any interest that is not a security of the Company, but such 5-percent shareholder and/or any person whose ownership of securities of the Company is attributed to such 5-percent shareholder shall be deemed to have disposed of (and shall be required to dispose of) sufficient securities, simultaneously with the transfer, to cause such 5-percent shareholder not to be in violation of the transfer restrictions, and such securities shall be treated as excess stock to be disposed of through the agent under the provisions summarized above, with the maximum amount payable to such 5-percent shareholder or such other person that was the direct holder of such excess stock from the proceeds of sale by the agent being the fair market value of such excess stock at the time of the prohibited transfer.

Modification and Waiver of Transfer Restrictions. The Board will have the discretion to approve a transfer of common stock that would otherwise violate the transfer restrictions. In considering a waiver, we expect the Board to consider, such factors, among others, as:

•	the impact of the proposed transfer on our Section 382 shift in ownership percentage;

•	the then existing level of our Section 382 shift in ownership percentage;

•	the timing of the expected “roll-off” of our existing ownership shift;

•	the economic impact of any Section 382 limitation that might result, taking into account factors such as our market capitalization and cash position;

•	the impact on possible future issuances or purchases of our common stock by us;

•	any changes or expected changes in applicable tax law; and

•	the existing contractual obligations the Company has to permit transfers of common stock.

If the Board decides to grant a waiver, it may impose conditions on the acquirer or selling party.

In addition, in the event of a change in law, the Board will be authorized to modify the applicable allowable percentage ownership interest (currently less than 5%) or modify any of the definitions, terms and conditions of the transfer restrictions or to eliminate the transfer restrictions, provided that the Board determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the NOLs or that the continuation of the transfer restrictions is no longer reasonably necessary for such purpose, as applicable. Shareholders of the Company will be notified of any such determination through a filing with the SEC or such other method of notice as the Secretary of the Company shall deem appropriate.

The Board may establish, modify, amend or rescind by-laws, regulations and procedures of the Company for purposes of determining whether any transfer of common stock would jeopardize the Company’s ability to preserve and use the NOLs.

The Company has agreed with Paulson to permit certain transfers by Paulson which would be prohibited by the NOL Protective Amendment.

Implementation and Expiration of the NOL Protective Amendment

If the NOL Protective Amendment is approved by our shareholders at the Annual Meeting, we intend to immediately thereafter enforce the transfer restrictions to preserve future use of the NOL assets. The NOL Protective Amendment would expire on the earlier of (i) December 31, 2013, (ii) the Board’s determination that the NOL Protective Amendment is no longer necessary for the preservation of the NOLs because of the repeal of Section 382 or any successor statute or (iii) the beginning of a taxable year of the Company to which the Board determines that no NOLs may be carried forward. The Board is also permitted to accelerate or extend the expiration date of the transfer restrictions in the event of a change in the law if it determines in writing that such action is reasonably necessary or advisable to preserve the tax benefits or that the continuation of the transfer restrictions is no longer reasonably necessary for the preservation of tax benefits, as applicable.

Effectiveness and Enforceability

Although the NOL Protective Amendment is intended to reduce the likelihood of an “ownership change,” we cannot eliminate the possibility that an “ownership change” will occur even if we adopt it:

•	The Board can permit a transfer to an acquirer that results or contributes to an “ownership change.”

•

A court could find that part or all of the NOL Protective Amendment is not enforceable, either in general or as to a particular fact situation. Under the laws of the State of Delaware, our jurisdiction of incorporation, a corporation may provide in its Certificate of Incorporation for restrictions on the transfer of securities for the purpose of maintaining any tax advantage (including operating losses). Delaware law provides that transfer restrictions with respect to shares of our common stock issued prior to the effectiveness of the NOL Protective Amendment will be effective against (i) shareholders with respect to shares that were voted in favor of this proposal and (ii) purported transferees of shares that were voted for this proposal if (A) the transfer restriction is conspicuously noted on the certificate(s) representing such shares or (B) the transferee had actual knowledge of the transfer restrictions (even absent such conspicuous notation). The Company intends that shares of common stock issued after the effectiveness of the NOL Protective Amendment will be issued with the transfer restriction conspicuously noted on the certificate(s) representing such shares and therefore under Delaware law such newly issued shares will be subject to the transfer restriction. For the purpose of determining whether a shareholder is subject to the NOL Protective Amendment, we intend to take the position that all shares issued prior to the effectiveness of the NOL Protective Amendment that are proposed to be transferred were voted in favor of the NOL Protective Amendment unless the contrary is established to our satisfaction. We also intend in certain circumstances to assert the position that shareholders have waived the right to challenge or are estopped from challenging the enforceability of the NOL Protective Amendment, unless a shareholder establishes, to our satisfaction, that such shareholder did not vote in favor of the NOL Protective Amendment. Nonetheless, we are not aware of case law supporting these positions and a court could find that the provision is unenforceable, either in general or as applied to a particular shareholder or fact situation.

•

Despite the adoption of the NOL Protective Amendment, there would still remain a risk that certain changes in relationships among shareholders or other events would cause an “ownership change” of us and our subsidiaries under Section 382. We cannot assure you that the NOL Protective Amendment is enforceable under all circumstances, particularly against shareholders who do not vote in favor of this proposal or who do not have notice of the transfer restrictions at the time they subsequently acquire their shares. Accordingly, we cannot assure you that an “ownership change” will not occur.

•

The Company agreed with Paulson at the time of its investment in the Company to permit certain transfers by Paulson which would be prohibited by the NOL Protective Amendment. The Company would be in breach of its agreement with Paulson and potentially liable for damages if the Board does not grant approval of a transfer permitted by the agreement with Paulson.

As a result of these and other factors, the NOL Protective Amendment serves to reduce, but does not eliminate, the risk that we will undergo an “ownership change.” We cannot assure you that upon audit, the Internal Revenue Service (the “IRS”) would agree that all of the NOLs are allowable. See “Certain Considerations” for a further discussion of the matters you should consider before voting.

Vote Needed for Approval

Approval of the proposed amendment to our Amended and Restated Certificate of Incorporation requires the affirmative vote of at least a majority of the votes of the Company’s issued and outstanding shares of common stock entitled to vote at the Annual Meeting. The presence in person or by proxy of the holders of a majority of the Company’s issued and outstanding shares of common stock entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business.

In determining whether the proposal has received the requisite number of affirmative votes, broker non-votes and abstentions will have the same effect as votes cast against the proposal.

The NOL Protective Amendment, if approved, would become effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware, which we expect to occur as soon as practicable after the Annual Meeting.

Some Questions and Answers About the NOL Protective Amendment

General

What is Section 382?

A: Section 382 is a provision of the Code which would impose limitations on the future use of the Company’s NOLs if we undergo an “ownership change” as defined in Section 382.

How important are the NOLs?

A: The Company’s approximately $4.7 billion federal tax NOLs as of December 31, 2009 are a significant asset that could save in excess of $800 million in taxes over the next 20 years. Because the NOLs do not start expiring until 2018, we will have to continually manage our Section 382 risk for a significant period of time. Because the amount and timing of our future taxable income, if any, cannot be accurately predicted, we cannot estimate the exact amount of NOLs that we can ultimately use to reduce our income tax liability. Although we are unable to quantify an exact value, we believe the NOLs are a very valuable asset. Our Board believes that the provisions of the NOL Protective Amendment will be an important tool in avoiding adverse impacts from Section 382 limitations.

Why is the Board recommending approval of the NOL Protective Amendment in addition to the Section 382 Rights Agreement previously adopted by the shareholders?

A: The Board is recommending approval of the NOL Protective Amendment in addition to the Section 382 Rights Agreement, which was previously approved by vote at the annual meeting of shareholders on May 12, 2009, because the Board has determined that together these measures are the best way to preserve the NOLs since neither measure is a complete solution on its own. The NOL Protective Amendment is only enforceable against shares voted in favor of the amendment and therefore it is possible that shares could be transferred in a way that would trigger an “ownership change” despite the NOL Protective Amendment. In contrast, while the Section 382 Rights Agreement deters acquisitions of common stock by all holders thereof, if an acquisition does trigger an “ownership change”, the Section 382 Rights Agreement does not include a mechanism to block the transfer. The NOL Protective Amendment provides a mechanism to block the impact of a transfer on the ownership shift while allowing purchasers to receive their money back from the blocked purchase.

The NOL Protective Amendment

What is the purpose of the NOL Protective Amendment?

A: The purpose of the NOL Protective Amendment is to help preserve the long-term value to the Company of its NOLs by limiting direct or indirect transfers of common stock that would affect the percentage of stock that is treated as being owned by “5-percent shareholders” within the meaning of Section 382. Changes in ownership of our 5-percent shareholders and the creation of new 5-percent shareholders can result in limitations on our ability to use NOLs to reduce future income tax liability.

What transfers will the NOL Protective Amendment prohibit?

A: The transfer restrictions would restrict any person from transferring common stock (or any interest in common stock) if the transfer would result in a shareholder (or several shareholders, in the aggregate, who hold their stock as a “group” under Section 382) owning 5% or more of our common stock.

Do all investors who file a 13G or a 13D count in the Section 382 “ownership change” calculation?

A: No, some investors who file a 13G or 13D are not “5-percent shareholders” under the Section 382 definition and therefore would not affect our ownership shift for purposes of Section 382. However, for purposes of determining the existence and identity of, and the amount of common stock owned by, any shareholder, we will be entitled to rely on the existence or absence of filings with the SEC of Schedules 13D and 13G (or similar filings) as of any date, subject to our actual knowledge of the ownership of our common stock.

How will the NOL Protective Amendment affect me if I vote for it and I already own more than 5% of the Company’s common stock?

A: If you already own more than 5% of our common stock, you would be able to transfer your shares of common stock if both of the following conditions are met: (i) such transfer does not increase the percentage stock ownership of another holder of 5% or more of our common stock or create a new holder of 5% or more of our common stock (other than certain transfers that create a new public group) and (ii) the stock that is the subject of the transfer was acquired prior to the effective date of the NOL Protective Amendment. Shares acquired in any such transaction will be subject to the transfer restrictions.

Will the NOL Protective Amendment apply to me if I vote for it and I own less than 5% of the Company’s common stock?

A: Yes, but there will be no restrictions on the sale of common stock by a shareholder who owns less than 5% of our common stock to a purchaser who, after the sale, also would own less than 5% of our common stock.

What happens if I vote “No” on this proposal? Am I still subject to the transfer restriction?

A: Delaware law provides that transfer restrictions with respect to shares of common stock issued prior to the effectiveness of the NOL Protective Amendment will be effective against (i) shareholders with respect to shares that were voted in favor of this proposal and (ii) purported transferees of shares that were voted in favor of this proposal if (A) the transfer restriction is conspicuously noted on the certificate(s) representing such shares or (B) the transferee had actual knowledge of the transfer restrictions (even absent such conspicuous notation). The Company intends that newly issued shares of common stock issued after the effective date of the NOL Protective Amendment will be issued with the transfer restriction conspicuously noted on the certificate(s) representing such shares and therefore under Delaware law such newly issued shares will be subject to the transfer restrictions. For the purpose of determining whether a shareholder is subject to the NOL Protective Amendment, we intend to take the position that all shares issued prior to the effective date of the NOL Protective Amendment that are proposed to be transferred were voted in favor of the NOL Protective Amendment unless the contrary is established to our satisfaction. We also intend in certain circumstances to assert the position that shareholders have waived the right to challenge or are estopped from challenging the enforceability of the NOL Protective Amendment, unless a shareholder establishes, to our satisfaction, that such shareholder did not vote in favor of the NOL Protective Amendment. A court could find, however, that the NOL Protective Amendment is unenforceable, either in general or as applied to a particular shareholder or particular fact situation.

Will the Board be able to make exceptions for transfers that would otherwise be restricted?

A: Yes, the Board will have the discretion to approve a transfer that would otherwise be restricted by the NOL Protective Amendment.

What are some of the factors I should consider in deciding how to vote?

A: Some of the factors you should consider before making your voting decision are discussed in the section “Certain Considerations” at the end of this proxy statement.

How long would the NOL Protective Amendment be in place?

A: The NOL Protective Amendment would expire on the earlier of (i) December 31, 2013, (ii) the Board’s determination that the NOL Protective Amendment is no longer necessary for the preservation of the NOLs because of the repeal of Section 382 or any successor statute or (iii) the beginning of a taxable year of the Company to which the Board determines that no NOLs may be carried forward. The Board is also permitted to accelerate or extend the expiration date of the transfer restrictions in the event of a change in the law if it determines in writing that such action is reasonably necessary or advisable to preserve the tax benefits or that the continuation of the transfer restrictions is no longer reasonably necessary for the preservation of tax benefits, as applicable.

Recommendation of your Board of Directors

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NOL PROTECTIVE AMENDMENT.

CERTAIN CONSIDERATIONS

The Board believes that attempting to safeguard the Company’s tax benefits as described above is in our best interests. Nonetheless, we cannot eliminate the possibility that an “ownership change” will occur even if the NOL Protective Amendment is approved. You should consider the factors discussed below in making your voting decision.

The IRS could challenge the amount of the Company’s NOLs or claim we experienced an “ownership change,” which could reduce the amount of NOLs that we can use.

The amount of the Company’s NOLs has not been audited or otherwise validated by the IRS. The IRS could challenge the amount of the NOLs, which could result in an increase in our liability in the future for income taxes. In addition, calculating whether an “ownership change” has occurred is subject to uncertainty, both because of the complexity and ambiguity of Section 382 and because of limitations on a publicly traded company’s knowledge as to the ownership of, and transactions in, its securities. Therefore, we cannot assure you that a governmental authority will not claim that we experienced an “ownership change” and attempt to reduce or eliminate the benefit of the Company’s NOLs even if the NOL Protective Amendment is in place.

Continued Risk of “Ownership Change.”

Although the NOL Protective Amendment is intended to reduce the likelihood of an “ownership change” that could adversely affect us, we cannot assure you that such restrictions would prevent all transfers that could result in such an ownership change. In particular, absent a court determination, there can be no assurance that the transfer restrictions of the NOL Protective Amendment will be enforceable against all our shareholders, and they may be subject to challenge on equitable grounds. In particular, the transfer restrictions may not be enforceable against shareholders who vote against or abstain from voting on the NOL Protective Amendment or who do not have notice of the transfer restrictions at the time when they subsequently acquire their shares.

Potential Effects on Liquidity.

The NOL Protective Amendment will restrict a shareholder’s ability to acquire, directly or indirectly, additional shares of common stock in excess of the specified limitations. Furthermore, a shareholder’s ability to dispose of common stock may be limited by reducing the class of potential acquirers for such common stock and a shareholder’s ownership of common stock may become subject to the NOL Protective Amendment upon actions taken by persons related to, or affiliated with, them. Shareholders are advised to carefully monitor their ownership of our common stock and consult their own legal advisors and/or us to determine whether their ownership of our common stock approaches the proscribed level.

Potential Impact on Value.

If the NOL Protective Amendment is approved, the Board intends to impose a legend reflecting the NOL Protective Amendment on certificates representing newly issued or transferred shares held by shareholders that voted for approval of the NOL Protective Amendment. Because certain buyers, including persons who wish to acquire more than 5% of common stock and certain institutional holders that may not be comfortable holding common stock with restrictive legends, may not be able to purchase common stock, the NOL Protective Amendment could depress the value of common stock in an amount that might more than offset any value conserved as a result of the preservation of the NOLs.

Anti-Takeover Impact.

The basis for the NOL Protective Amendment is to preserve the long-term value to the Company of the accumulated NOLs. The NOL Protective Amendment, if adopted, could be deemed to have an “anti-takeover” effect because, among other things, it will restrict the ability of a person, entity or group to accumulate more than 5% of common stock and the ability of persons, entities or groups now owning more than 5% of common stock from acquiring additional shares of common stock without the approval of the Board.

PROPOSAL 4

APPROVAL OF 2010 PAY FOR PERFORMANCE INCENTIVE PLAN

On March 2, 2010, the Company’s Board of Directors approved the 2010 Pay for Performance Incentive Plan (the “2010 P4P Plan”). The 2010 P4P Plan is substantially the same as the Company’s current Pay for Performance Incentive Plan, which was adopted in 2005 and expires in 2010.

Reasons for Seeking Shareholder Approval

The Company seeks approval of the 2010 P4P Plan by shareholders to meet requirements of the New York Stock Exchange and to satisfy requirements of tax law to help preserve the Company’s ability to claim tax deductions for compensation to executive officers. In addition, the board regards shareholder approval of the Plan as desirable and consistent with corporate governance best practices.

Section 162(m) of the Code limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to the chief executive officer or any of its three other most highly compensated executive officers other than the chief financial officer serving on the last day of the fiscal year (generally referred to as the “named executive officers”). “Performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap, and therefore remains fully deductible. For purposes of Section 162(m), approval of the 2010 P4P Plan will be deemed to include approval of the general business criteria upon which performance objectives for awards are based, described below under the caption “Operation of the Plan.” Shareholder approval of general business criteria, without specific targeted levels of performance, will permit qualification of incentive awards for full tax deductibility for a period of five years under Section 162(m).

The 2010 P4P Plan is subject to shareholder approval. If shareholder approval is not obtained, the Company may continue to grant awards under the Plan in accordance with its terms.

The following is a summary of certain features of the 2010 P4P Plan. The summary is qualified in its entirety by the full text of the 2010 P4P Plan, which is attached to this proxy statement as Annex B.

Summary Description of the Plan

Administration.  The 2010 P4P Plan will be administered by the Compensation Committee, which is comprised of independent directors who are not eligible to participate in the 2010 P4P Plan. The Compensation Committee will have the full discretionary authority to administer and interpret the 2010 P4P Plan.

Eligibility.  Individuals eligible to participate in the 2010 P4P Plan shall consist of officers and other employees of the Company whom the Compensation Committee determines have the potential to contribute significantly to the success of the Company. The determination of participants for each year will be made no later than the 90th day of the year (or, in the case of a performance period that is less than a fiscal year, prior to the date on which 25% of the performance period has lapsed).

Operation of the Plan.  The 2010 P4P Plan award levels are based on achievement of pre-established objective performance goals determined by the Compensation Committee for each performance period. The performance goals may be based upon performance of the Company, an affiliate or division thereof, and/or individual performance, using one or more of the following measures selected by the Compensation Committee:

•	gross or net revenue, premiums collected, new annualized premiums and investment income;

•

any earnings or net income measure, including earnings from operations, earnings before taxes, earnings before interest and/or taxes and/or depreciation, statutory earnings before realized gains (losses), or net income available to common shareholders;

•	operating earnings per common share (either basic or diluted);

•	return on assets, return on investment, return on capital, return on equity or return on tangible equity;

•	economic value created;

•	operating margin or profit margin;

•	net interest margin;

•	asset quality;

•	stock price or total stockholder return; and

•

strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, total market capitalization, business retention, new product generation, rate increase actions, geographic business expansion goals, cost targets (including cost of capital), investment portfolio yield, risk-based capital, statutory capital, Best Capital Adequacy Ratio, tax net operating loss utilization, customer satisfaction, employee satisfaction, agency ratings, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliated or joint ventures.

The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Compensation Committee may determine, in its discretion, including in absolute terms, on a per share basis (either basic or diluted), as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

The Compensation Committee will determine the specific performance goals for a performance period on or prior to the 90th day of a fiscal year (or, in the case of a performance period less than a fiscal year, prior to the date on which 25% of the performance period has lapsed). After completion of the relevant performance period, the Compensation Committee will determine and certify the degree to which performance goals have been met. Adjustments may be made by the Compensation Committee based on certain objective events specified in the 2010 P4P Plan, but no discretionary adjustments may be made that would result in an increase to an individual covered by Code Section 162(m) that was intended to be qualified performance based compensation.

Termination of Employment.  Unless the Compensation Committee has determined otherwise, in order to receive a payout under the 2010 P4P Plan a participant must be employed by the Company or an affiliate on the day an award is to be paid, except if termination is on account of retirement, death, disability or pursuant to the terms of a separate agreement with the participant.

Maximum Award.  The maximum award that any participant may receive under the 2010 P4P Plan in any given fiscal year is $5,000,000.

Recapture Rights.  The 2010 P4P Plan provides that the Company may recapture any P4P payments if the Committee determines that the achievement of a performance goal was based on incorrect data and the recipient should therefore have received a lesser P4P payment.

Amendment and Termination of the 2010 P4P Plan.  The Board of Directors will have the power to amend, modify or terminate the 2010 P4P Plan. As required by Code Section 162(m), however, no material terms of the 2010 P4P Plan as it pertains to employees covered by Code Section 162(m) will be amended without shareholder approval. Unless terminated earlier, the 2010 P4P Plan will terminate on the fifth anniversary of the effective date.

New Plan Benefits.  The amounts to be paid under the 2010 P4P Plan with respect to calendar year 2010 are not determinable. The following table shows the amounts paid to participants under the current Pay for Performance Plan for 2009.

New Plan Benefits (Estimated)

2010 Pay for Performance Incentive Plan

Name	Dollar Value(1)
James Prieur	$1,075,989
Edward Bonach	451,915
Eric Johnson	468,865
Scott Perry	593,240
Steven Stecher	263,760
All current executive officers as a group (10 people)	3,723,538
All directors who are not executive officers	NONE

All participants as a group (approximately 575 employees)	12,545,973

(1)	Because the amounts payable for 2010 are not determinable, the amounts shown represent the amounts paid under the current Pay for Performance Plan for 2009. For the named executive officers, these amounts are also listed in the summary compensation table on page 30 of this proxy statement under the column heading “Non-Equity Incentive Plan Compensation.” For 2010, the target incentive for Mr. Prieur is 125% of his annual salary and the target incentive for the other named executive officers is 100% of their respective annual salaries.

Vote Needed for Approval

Approval of the Plan will require the affirmative vote of the holders of a majority in voting power of the shares of Common Stock that are present, or represented by proxy, and entitled to vote on the proposal at the Annual Meeting.

Recommendation of your Board of Directors

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE 2010 PAY FOR PERFORMANCE INCENTIVE PLAN.

PROPOSAL 5

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for 2009 and has been selected to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Representatives of the Company’s independent registered public accounting firm are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the shareholders.

Recommendation of your Board of Directors

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

Fees Paid to PricewaterhouseCoopers LLP

Aggregate fees billed to the Company in the years ended December 31, 2009 and 2008, by PricewaterhouseCoopers LLP were as follows (dollars in millions):

	Year Ended December 31,
	2009	2008
Audit fees(a)	$5.3	$5.3
Audit-related fees(b)	.3	.3
Tax fees	—	—
All other fees	—	—

Total	$5.6	$5.6

(a)	Audit fees were for professional services rendered for the audits of Conseco’s consolidated financial statements, statutory and subsidiary audits, issuance of comfort letters, and assistance with review of documents filed with the Securities and Exchange Commission.

(b)	Audit-related fees primarily include services provided for employee benefit plan audits and other assurance-related services.

Pre-Approval Policy

The Audit and Enterprise Risk Committee has adopted a policy requiring pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

In 2008 and 2009, all new engagements of PricewaterhouseCoopers LLP were pre-approved by the Audit and Enterprise Risk Committee for all audit, audit-related, tax and other services.

Report of the Audit and Enterprise Risk Committee

In accordance with its written charter adopted by the Board of Directors, the Audit and Enterprise Risk Committee provides assistance to the Board of Directors in fulfilling its responsibilities for oversight of the integrity of the financial statements, public disclosures and financial reporting practices of the Company. The Audit and Enterprise Risk Committee is comprised entirely of independent directors meeting the requirements of applicable rules of the Securities and Exchange Commission and the New York Stock Exchange.

In order to discharge its oversight function, the Audit and Enterprise Risk Committee works closely with management and with Conseco’s independent registered public accounting firm. Management is responsible for the preparation and fair presentation of the Company’s financial statements and for maintaining effective internal controls. Management is also responsible for assessing and maintaining the effectiveness of internal controls over the financial reporting process in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. The independent registered public accounting firm is responsible for auditing the Company’s annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. In addition, the independent registered public accounting firm is responsible for auditing the Company’s internal controls over financial reporting and for expressing an opinion on the effectiveness of those controls.

The Audit and Enterprise Risk Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter. To carry out its responsibilities, the Audit and Enterprise Risk Committee met 17 times during 2009. Mr. Schneider, Mr. Turner and Ms. Wright have served on the Audit and Enterprise Risk Committee throughout 2009 and 2010 and Mr. Long has served since June 26, 2009. Ms. Wright has elected not to seek re-election at the Annual Meeting.

In overseeing the preparation of the Company’s financial statements, the Audit and Enterprise Risk Committee has met with management and the Company’s independent registered public accounting firm to review and discuss the consolidated financial statements prior to their issuance and to discuss significant accounting issues. The Audit and Enterprise Risk Committee also discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance.”

The Audit and Enterprise Risk Committee obtained from the independent registered public accounting firm a formal written statement consistent with Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence” and has discussed with such firm their independence.

Based on the reviews and discussions referenced above, the Audit and Enterprise Risk Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Submitted by the Audit and Enterprise Risk Committee:

Neal C. Schneider, Chair

R. Keith Long

John G. Turner

Doreen A. Wright

RELATED PARTY TRANSACTIONS

On November 13, 2009, Conseco entered into an investor rights agreement with Paulson & Co. Inc. (“Paulson”) in connection with Paulson’s purchase from Conseco of 16.4 million shares of common stock and warrants to purchase an additional 5 million shares of common stock. Pursuant to the investor rights agreement, Paulson purchased on December 17, 2009 an additional 4,455,000 shares of our common stock at a purchase price of $4.75 per share in connection with our registered public offering of 49.5 million shares of common stock. Following a search process that began in the Fall of 2009, Charles W. Murphy, a Senior Vice President of Paulson, was appointed to the board of directors on February 2, 2010.

One of our directors, R. Keith Long, has the power to vote and dispose of the securities owned by Otter Creek Partners I, LP, by virtue of his majority ownership of Otter Creek Inc., the general partner of Otter Creek Partners I, LP. In addition, Otter Creek Inc. is an investment advisor to Otter Creek International Ltd. and may be deemed to be the beneficial owner of the securities owned by Otter Creek International Ltd. In aggregate, Otter Creek Partners I, LP and Otter Creek International Ltd. (collectively, “Otter Creek”) beneficially own 1,777,100 shares of Conseco common stock.

Otter Creek owned $19,443,000 in aggregate principal amount of our 3.50% convertible debentures, representing approximately 6.6% of the aggregate principal amount of outstanding our 3.50% convertible debentures prior to the closing of our cash tender offer for any and all outstanding convertible debentures that was completed on November 13, 2009 (the “Tender Offer”). Mr. Long is also a director and minority shareholder of Homestead Insurance Company, which previously beneficially owned $500,000 in aggregate principal amount of our 3.50% convertible debentures, representing less than 1% of the aggregate principal amount of our 3.50% convertible debentures. Each of Otter Creek and Homestead Insurance Company tendered all of the 3.5% convertible debentures they held in the Tender Offer and participated in the Tender Offer on the same basis as the other holders of our 3.50% convertible debentures who participated in the Tender Offer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Conseco’s directors and executive officers, and each person who is the beneficial owner of more than 10 percent of any class of Conseco’s outstanding equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Conseco. Specific due dates for these reports have been established by the Securities and Exchange Commission, and Conseco is required to disclose any failure by such persons to file such reports for fiscal year 2009 by the prescribed dates. Officers, directors and greater than 10 percent beneficial owners are required to furnish Conseco with copies of all reports filed with the Securities and Exchange Commission pursuant to Section 16(a). To Conseco’s knowledge, based solely on review of the copies of the reports furnished to Conseco and written representations that no other reports were required, all filings required pursuant to Section 16(a) of the Securities Exchange Act of 1934 applicable to Conseco’s officers, directors and greater than 10 percent beneficial owners were timely made by each such person during the year ended December 31, 2009, with the exception of one report by Mr. Turner. (relating to the purchase of 3,000 shares).

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Any proper proposal which a shareholder wishes to have included in the Board’s proxy statement and form of proxy for the 2011 Annual Meeting must be received by Conseco by December 23, 2010. Such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in the proxy statement for the 2011 Annual Meeting. In addition to the Securities and Exchange Commission rules concerning shareholder proposals, the Company’s Bylaws establish advance notice procedures with regard to certain matters, including shareholder nominations for directors, to be brought before a meeting of shareholders at which directors are to be elected. In the case of an annual meeting, notice must be received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. In the case of a special meeting of stockholders at which directors are to be elected, notice of a stockholder nomination must be received by the Secretary of the Company no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. A nomination will not be considered if it does not comply with these notice procedures and the additional requirements set forth in our Bylaws. Please note that these bylaw requirements are separate from the Securities and Exchange Commission’s requirements to have a shareholder nomination or other proposal included in our proxy statement. Any shareholder who wishes to submit a proposal to be acted upon at the 2011 Annual Meeting or who wishes to nominate a candidate for election as director should obtain a copy of these bylaw provisions and may do so by written request addressed to the Secretary of Conseco at 11825 North Pennsylvania Street, Carmel, Indiana 46032.

ANNUAL REPORT

Conseco’s Annual Report for 2009 (which includes its annual report on Form 10-K as filed with the Securities and Exchange Commission) is being mailed with this proxy statement to all holders of common stock as of March 15, 2010. The Annual Report is not part of the proxy solicitation material. If you wish to receive an additional copy of the Annual Report for 2009 or the Form 10-K without charge, please contact Conseco Investor Relations, 11825 North Pennsylvania Street, Carmel, Indiana 46032; telephone (317) 817-2893 or email ir@conseco.com.

OTHER MATTERS

Management knows of no other matters which may be presented at the Annual Meeting. If any other matters should properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment on such matters.

By Order of the Board of Directors

Karl W. Kindig

Secretary

April 14, 2010

ANNEX A

AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CONSECO, INC.

ARTICLE FIFTEEN

SECTION 1.    Definitions.    As used in this ARTICLE FIFTEEN, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):

“5-percent Transaction” means any Transfer described in clause (a) or (b) of Section 2 of this ARTICLE FIFTEEN.

“5-percent Shareholder” means a Person or group of Persons that is a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation § 1.382-2T(g).

“Agent” has the meaning set forth in Section 5 of this ARTICLE FIFTEEN.

A Person shall be deemed the “beneficial owner” of, shall be deemed to have “beneficial ownership” of and shall be deemed to “beneficially own” any securities which such Person directly owns, or would be deemed to constructively own, pursuant to Section 382 of the Code.

“Board of Directors” or “Board” means the board of directors of the Corporation.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations issued thereunder.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Corporation Security” or “Corporation Securities” means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase Securities of the Corporation and (iv) any Stock.

“Effective Date” means the date of filing of this Certificate of Amendment of Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

“Excess Securities” has the meaning given such term in Section 4 of this ARTICLE FIFTEEN;

“Expiration Date” means the earlier of (i) December 31, 2013, (ii) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this ARTICLE FIFTEEN is no longer necessary for the preservation of Tax Benefits and (iii) the beginning of a taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward, unless the Board of Directors shall fix an earlier or later date in accordance with Section 12 of this ARTICLE FIFTEEN.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Percentage Stock Ownership” means the percentage Stock Ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code as determined in accordance with the Treasury Regulation § 1.382-2T(g), (h), (j) and (k) or any successor provision.

“Person” means any individual, firm, corporation, business trust, joint stock company, partnership, trust association, limited liability company, limited partnership, or other entity, or any group of Persons making a “coordinated acquisition” of shares or otherwise treated as an entity within the meaning of

Treasury Regulation § 1.382-3(a)(1), and shall include any successor (by merger or otherwise) of any such entity; provided, however, that a Person shall not mean a Public Group.

“Preferred Stock” means the preferred stock, par value $0.01 per share, of the Corporation.

“Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.

“Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this ARTICLE FIFTEEN.

“Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).

“Purported Transferee” has the meaning set forth in Section 4 of this ARTICLE FIFTEEN.

“Securities” and “Security” each has the meaning set forth in Section 7 of this ARTICLE FIFTEEN.

“Stock” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

“Stock Ownership” means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect, and constructive ownership determined under the provisions of Section 382 of the Code.

“Subsidiary” or “Subsidiaries” of any Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power sufficient to elect a majority of the board of directors or other persons performing similar functions are beneficially owned, directly or indirectly, by such Person, and any corporation or other entity that is otherwise controlled by such Person.

“Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Corporation or any of its Subsidiaries, within the meaning of Section 382 of the Code.

“Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a person, other than the Corporation, that alters the Percentage Stock Ownership of any Person or group. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)). For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Corporation, nor shall a Transfer include the issuance of Stock by the Corporation.

“Transferee” means any Person to whom Corporation Securities are Transferred.

“Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.

SECTION 2.    Transfer and Ownership Restrictions.    In order to preserve the Tax Benefits, from and after the Effective Date of this ARTICLE FIFTEEN, any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date shall be prohibited and void ab initio (a) if the transferor is a 5-percent Shareholder or (b) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (i) any Person or group of Persons would become a 5-percent Shareholder or (ii) the Percentage Stock Ownership in the Corporation of any 5-percent Shareholder would be increased. The prior sentence is not intended to prevent the Corporation Securities from being DTC-eligible and shall not preclude the settlement of any transactions in the Corporation Securities entered into through the facilities of a national securities exchange or any national securities quotation system; provided that if the settlement of the transaction would result in a Prohibited Transfer, such Transfer shall nonetheless be a Prohibited Transfer subject to all of the provisions and limitations set forth in this ARTICLE FIFTEEN.

SECTION 3.    Waiver of Transfer and Ownership Restrictions.    The restrictions set forth in Section 2 of this ARTICLE FIFTEEN shall not apply to an attempted Transfer that is a 5-percent Transaction if the transferor or the Transferee obtains the written approval of the Board of Directors or a duly authorized committee thereof. The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through a Transfer. Approvals of the Board of Directors hereunder may be given prospectively or retroactively. The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this ARTICLE FIFTEEN through duly authorized officers or agents of the Corporation. Nothing in this Section 3 shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

SECTION 4.    Excess Securities.

(a) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a shareholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of shareholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 5 of this ARTICLE FIFTEEN or until an approval is obtained under Section 3 of this ARTICLE FIFTEEN. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section 4 or Section 5 of this ARTICLE FIFTEEN shall also be a Prohibited Transfer.

(b) The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the direct or indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this ARTICLE FIFTEEN, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of stock and other evidence that a Transfer will not be prohibited by this ARTICLE FIFTEEN as a condition to registering any Transfer.

SECTION 5.    Transfer to Agent.    If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within thirty (30) days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities, would otherwise adversely affect the value of the Corporation Securities or would be in violation of applicable securities laws. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 6 of this ARTICLE FIFTEEN if the Agent rather than the Purported Transferee had resold the Excess Securities.

SECTION 6.    Application of Proceeds and Prohibited Distributions.    The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section 6. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 6 inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by Agent in performing its duties hereunder.

SECTION 7.    Modification of Remedies for Certain Indirect Transfers.    In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause a 5-percent Shareholder to violate a restriction on Transfers provided for in this ARTICLE FIFTEEN, the application of Section 5 and Section 6 of this ARTICLE FIFTEEN shall be modified as described in this Section 7. In such case, no such 5-percent Shareholder shall be required to dispose of any interest that is not a Security, but such 5-percent Shareholder and/or any Person whose ownership of Securities is attributed to such 5-percent Shareholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such 5-percent Shareholder, following such disposition, not to be in violation of this ARTICLE FIFTEEN. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 5 and 6 of this ARTICLE FIFTEEN, except that the maximum aggregate amount payable either to such 5-percent Shareholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such 5-percent Shareholder or such other Person. The purpose of this Section 7 is to extend the restrictions in Sections 2 and 5 of this ARTICLE FIFTEEN to situations in which there is a 5-percent Transaction without a direct Transfer of Securities, and this Section 7, along with the other provisions of this ARTICLE FIFTEEN, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

SECTION 8.    Legal Proceedings; Prompt Enforcement.    If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a written demand pursuant to Section 5 of this ARTICLE FIFTEEN (whether or not made within the time specified in Section 5 of this ARTICLE FIFTEEN), then the Corporation shall promptly take all cost effective actions which it believes are appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 8 shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this ARTICLE FIFTEEN being void ab initio, (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (c) cause any failure of the Corporation to act within the time periods set forth in Section 5 of this ARTICLE FIFTEEN to constitute a waiver or loss of any right of the Corporation under this ARTICLE FIFTEEN. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this ARTICLE FIFTEEN.

SECTION 9.    Liability.    To the fullest extent permitted by law, any shareholder subject to the provisions of this ARTICLE FIFTEEN who knowingly violates the provisions of this ARTICLE FIFTEEN and any Persons controlling, controlled by or under common control with such shareholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

SECTION 10.    Obligation to Provide Information.    As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this ARTICLE FIFTEEN or the status of the Tax Benefits of the Corporation.

SECTION 11.    Legends.    The Board of Directors may require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to the restrictions on transfer and ownership contained in this ARTICLE FIFTEEN bear the following legend:

“THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED (THE “AMENDED AND RESTATED CERTIFICATE OF INCORPORATION”), OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION) OF COMMON STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER), THAT IS TREATED AS OWNED BY A 5-PERCENT SHAREHOLDER UNDER THE CODE AND SUCH REGULATIONS. IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION) TO THE CORPORATION’S AGENT. IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE (“SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CORPORATION’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CAUSE THE 5-PERCENT SHAREHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

The Board of Directors may also require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to conditions imposed by the Board of Directors under Section 3 of this ARTICLE FIFTEEN also bear a conspicuous legend referencing the applicable restrictions.

SECTION 12.    Authority of Board of Directors.

(a) The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this ARTICLE FIFTEEN, including, without limitation, (i) the identification of 5-percent Shareholders, (ii) whether a Transfer is a 5-percent Transaction or a Prohibited Transfer, (iii) the Percentage Stock Ownership in the Corporation of any 5-percent Shareholder, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee pursuant to Section 6 of this ARTICLE FIFTEEN, and (vi) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this ARTICLE FIFTEEN. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Corporation not inconsistent with the provisions of this ARTICLE FIFTEEN for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this ARTICLE FIFTEEN.

(b) Nothing contained in this ARTICLE FIFTEEN shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its shareholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (i) accelerate or extend the Expiration Date, (ii) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this ARTICLE FIFTEEN, (iii) modify the definitions of any terms set forth in this ARTICLE FIFTEEN or (iv) modify the terms of this ARTICLE FIFTEEN as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such acceleration, extension or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Shareholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.

(c) In the case of an ambiguity in the application of any of the provisions of this ARTICLE FIFTEEN, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this ARTICLE FIFTEEN requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this ARTICLE FIFTEEN. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this ARTICLE FIFTEEN. The Board of Directors may delegate all or any portion of its duties and powers under this ARTICLE FIFTEEN to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this ARTICLE FIFTEEN through duly authorized officers or agents of the Corporation. Nothing in this ARTICLE FIFTEEN shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

SECTION 13.    Reliance.    To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this ARTICLE FIFTEEN, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any shareholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Exchange Act (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

SECTION 14.    Benefits of This ARTICLE FIFTEEN.    Nothing in this ARTICLE FIFTEEN shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this ARTICLE FIFTEEN. This ARTICLE FIFTEEN shall be for the sole and exclusive benefit of the Corporation and the Agent.

SECTION 15.    Severability.    The purpose of this ARTICLE FIFTEEN is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this ARTICLE FIFTEEN or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this ARTICLE FIFTEEN.

SECTION 16.    Waiver.    With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this ARTICLE FIFTEEN, (a) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (b) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

CONSECO, INC.

2010 Pay For Performance Incentive Plan

CONSECO, INC.

2010 Pay For Performance Incentive Plan

CONSECO, INC.

2010 Pay For Performance Incentive Plan

1.	GENERAL

(a)    Purpose.    This Conseco, Inc. 2010 Pay for Performance Incentive Plan (the “Plan” or “P4P”) is intended to assist Conseco, Inc., a Delaware corporation (the “Company”), and its Affiliated Corporations in attracting, retaining, motivating and rewarding employees who occupy key positions and contribute to the growth and profitability of the Company and its Affiliated Corporations through the award of certain incentives. The Plan also is intended to enable the Committee to preserve the tax deductibility of incentive awards under Section 162(m) of the Code, and to advance the interests of the shareholders of the Company by providing performance-based incentives to eligible individuals.

(b)    Effective Date.    The Plan shall become effective as of the date of its adoption by the Board of Directors of the Company, subject to stockholder approval, and shall continue in effect until terminated by the Board pursuant to Section 6(a). No payment may be made hereunder prior to stockholder approval of the Plan.

2.	DEFINITIONS

(a)    “Affiliated Corporations” shall include members of the controlled group of corporations within the meaning of Section 1504 of the Code determined without regard to Section 1504(b).

(b)    “Board” means the Board of Directors of the Company.

(c)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(d)    “Committee” means the committee designated by the Board to administer the P4P. With respect to Covered Employees for whom the P4P is intended to provide “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, any Committee must consist solely of two or more persons each of whom are “outside directors” within the meaning of Section 162(m) of the Code. To the extent the Committee delegates authority pursuant to Section 5(b), references to the Committee in the P4P shall, as appropriate, be deemed to refer to the Committee’s delegate.

(e)    “Company” means Conseco, Inc., a Delaware corporation.

(f)    “Comparison Group” means the peer group of companies designated by the Committee as the Comparison Group relative to a given Performance Cycle, as described in Section 2(o).

(g)    “Covered Employee” has the meaning given such term under Section 162(m) of the Code.

(h)    “Employer” means the Company and any Affiliated Corporation that employs a Participant.

(i)    “Fiscal Year” means the 12-month period beginning on each January 1 and ending on December 31 of the same calendar year.

(j)    “Incentive Percentage” means the number determined by the Committee as the percentage of a Participant’s annual rate of salary in effect for the last full payroll period of the Performance Period to be paid as an Incentive Plan Award if the specified Performance Goals are achieved. The Committee may establish different Incentive Percentages for individual Participants or different classes of Participants, and/or the achievement of different levels of the Performance Goals.

CONSECO, INC.

2010 Pay For Performance Incentive Plan

(k)    “Incentive Plan Award” means an incentive compensation award under the P4P, payment of which is contingent and based upon the attainment of the Performance Goals with respect to a Performance Period.

(l)    “Participant” means an employee of an Employer participating in the Plan for a Performance Period as provided in Section 3.

(m)    “P4P” means the Conseco, Inc. Pay For Performance Incentive Plan, as it may be amended from time to time.

(n)    “Performance Goals” means the pre-established objective performance goals established by the Committee for each Performance Period. Solely with respect to Covered Employees for any Performance Period for which the P4P is intended to provide Qualified Performance-based Compensation, Performance Goals shall be established by the Committee no later than 90 days after the beginning of the Fiscal Year to which the Performance Goals relate (and in the case of a Performance Period shorter than a Fiscal Year, no later than the date on which 25% of the Performance Period has elapsed) and while the attainment of the Performance Goals is substantially uncertain. The Performance Goals may be based upon the performance of the Company, of any Affiliated Corporation, of a division thereof, and/or of an individual Participant, using one or more of the Performance Measures selected by the Committee. Separate Performance Goals may be established by the Committee for the Company or an Affiliated Corporation, or division thereof, or an individual. With respect to Participants who are not Covered Employees, the Committee may establish other subjective or objective goals, including individual Performance Goals, which it deems appropriate. The preceding sentence shall also apply to Covered Employees with respect to any Incentive Plan Award not intended at the time of grant to be Qualified Performance-based Compensation. Performance Goals may be set at a specific level, or may be expressed as a relative percentage to the comparable measure at comparison companies or a defined index.

(o)    “Performance Measure” means one or more of the following criteria, on which Performance Goals may be based, subject to Section 4(a): (1) gross or net revenue, premiums collected, new annualized premiums, and investment income, (2) any earnings or net income measure, including earnings from operations, earnings before taxes, earnings before interest and/or taxes and/or depreciation, statutory earnings before realized gains (losses), or net income available to common shareholders, (3) operating earnings per common share (either basic or diluted); (4) return on assets, return on investment, return on capital, return on equity, or return on tangible equity; (5) economic value created; (6) operating margin or profit margin; (7) net interest margin; (8) asset quality; (9) stock price or total stockholder return; and (10) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, total market capitalization, business retention, new product generation, rate increase actions, geographic business expansion goals, cost targets (including cost of capital), investment portfolio yield, risk-based capital, statutory capital, BCAR, tax net operating loss utilization, customer satisfaction, employee satisfaction, agency ratings, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, on a per share basis (either basic or diluted), as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(p)    “Performance Period” means a Fiscal Year or other period of time (which may be longer or shorter than a Fiscal Year) set by the Committee.

(q)    “Qualified Performance-based Compensation” has the meaning given such term under Section 162(m) of the Code and the regulations promulgated thereunder.

CONSECO, INC.

2010 Pay For Performance Incentive Plan

3.	PARTICIPATION

(a)    Participation in General.    Individuals eligible to participate in the P4P shall consist of officers and other employees of an Employer whom the Committee determines have the potential to contribute significantly to the success of the Company and its Affiliated Corporations. For each Performance Period the Committee shall determine which officers and other employees shall participate in the P4P.

(b)    Eligibility to Receive Performance-Based Compensation.    The Committee shall designate which Incentive Plan Awards are intended to be Qualified Performance-Based Compensation, and the individuals eligible to receive such awards, no later than the 90th day of the Fiscal Year (or, in the case of a Performance Period shorter than a Fiscal Year after no later than the date on which 25% of the Performance Period has elapsed), so long as the attainment of the Performance Goals is still substantially uncertain. Only officers are eligible to receive an Incentive Plan Award that is intended to be Qualified Performance-Based Compensation.

4.	INCENTIVE PLAN AWARDS

(a)    Determination of Incentive Plan Awards.

The Committee shall, promptly after the date on which the necessary financial, individual or other information for a particular Performance Period becomes available, determine and certify in writing the degree to which each of the Performance Goals has been attained. Performance Goals shall, to the extent applicable, be based upon generally accepted accounting principles. The Committee may adjust Performance Goals to take into account the effect of the following, subject to Section 6(l): Changes in accounting standards that may be required by the Financial Accounting Standards Board, the Securities and Exchange Commission or any other rulemaking body after the Performance Goal is established; realized investment gains and losses; extraordinary, unusual, non-recurring or infrequent items; currency fluctuations; acquisitions; divestitures; litigation losses; financing activities; expenses for restructuring or productivity initiatives; other non-operating items; new laws, cases or regulatory developments that result in unanticipated items of gain, loss, income or expense; executive severance arrangements; and other items as the Committee determines to be required so that the operating results of the Company, division, or an Affiliated Corporation shall be computed on a comparative basis from Performance Period to Performance Period. Determination by the Committee or its designee shall be final and conclusive on all parties, but shall be based on relevant objective information or financial data. The Committee may also, in its discretion, adjust a P4P Award based on other factors it deems relevant and appropriate; provided, however, that the Committee may only exercise such discretion to reduce, and not to increase, a P4P Award unless such award was not intended to be Qualified Performance- based Compensation.

(b)    Eligibility and Amount of Incentive Plan Award.

(i) To be eligible for payment of any P4P Award, the Participant must: (x) have performed the Participant’s duties to the satisfaction of the Committee; (y) have not engaged in any act deemed by the Committee to be inimical to the best interest of the Company or an Affiliated Corporation; and (z) otherwise complied with Company and Employer policies at all times prior to the date the P4P Award is actually paid. No P4P Award shall be paid to any Participant who does not satisfy each of the above. In addition, unless the Committee determines otherwise, the Participant must be employed by the Company or an Affiliated Corporation on the day on which the P4P Award is scheduled to be paid in accordance with Section 4(c), except in the event termination is due to the Participant’s death or disability (as defined in Section 422(c) of the Code), or a separate agreement entered into between the Participant and his or her Employer specifically

CONSECO, INC.

2010 Pay For Performance Incentive Plan

provides otherwise; provided however, that no Participant shall receive such a P4P Award upon retirement or pursuant to a separate agreement entered into between the Participant and his or her Employer unless such award was not intended to be Qualified Performance-based Compensation. In the event of a Participant’s death or disability, the P4P Award shall be prorated based upon the period of employment during the Performance Period. The Committee may, in its sole discretion, reduce, eliminate or increase any P4P Award for any individual or group, except that the amount of any P4P Award intended to be Qualified Performance-based Compensation may not be increased above the amount determined under Section 4(a) hereof.

(ii) The P4P Award shall be determined by multiplying the Incentive Percentage applicable to the Participant by the Participant’s annual rate of salary in effect for the last full payroll period of the Performance Period to which the P4P Award pertains. In no event, however, will a P4P Award for a Covered Employee exceed $5,000,000 for a Fiscal Year Performance Period (or in the case of a Performance Period other than a Fiscal Year, an amount that bears the same ratio to $5,000,000 as the Performance Period bears to a Fiscal Year).

(iii) The Committee shall have the discretion and authority to make adjustments to any P4P Award in circumstances where, during the Performance Period: (1) a Participant leaves the Employer and is rehired as a Participant; (2) a Participant is hired, promoted or transferred into a position eligible for P4P participation; (3) a Participant transfers between eligible P4P positions with different Incentive Percentages or Performance Goals; (4) a Participant transfers to a position not eligible to participate in the P4P; (5) a Participant becomes eligible for an incentive from another incentive plan maintained by the Company or Affiliated Corporation; (6) a Participant is on a leave of absence; and (7) similar circumstances deemed appropriate by the Committee, consistent with the purpose and terms of the P4P; provided however, that the Committee shall not be authorized to increase the amount of the P4P Award payable to a Covered Employee if the amount was intended to be Qualified Performance-based Compensation.

(c)    Payment of Award.    Unless the Committee provides otherwise, P4P Awards will be paid in cash or cash equivalent within 75 days of the end of the applicable Performance Period to which the award pertains, but in no event prior to certification by the Committee as provided in Section 4(a) and in no event past the date that would otherwise qualify the P4P Award as a “short-term deferral” as that term is defined in Treasury Regulation 1.409A-1(b) promulgated under Section 409A of the Code. If any portion of a P4P Award payable to a Covered Employee that is intended to be Qualified Performance-based Compensation for any reason is not deductible, payment of that portion shall, at the Committee’s discretion, be deferred until the earliest date it may be paid and deducted; provided however, that any such deferral shall be made in compliance with a plan designed to comply with the requirements of Section 409A of the Code. Further, if the Participant is on administrative suspension at the time payment would otherwise be made, payment shall be delayed until the matter is resolved by the Employer. No payment shall be made if the Committee determines the qualification requirements of Section 4(b)(i) have not been satisfied by the Participant.

5.	ADMINISTRATION

(a)    General.    The P4P shall be administered by the Committee. Subject to the provisions of the P4P, the Committee shall have full discretionary authority to administer and interpret the P4P, to exercise all powers either specifically granted to it under the P4P or as are necessary or advisable in the administration of the P4P, to decide the facts in any case arising under the P4P, to prescribe, amend and rescind rules and regulations relating to the P4P, to require performance reports on which it can base its determinations under Section 4(a), and to make all other determinations necessary or advisable for the administration of the P4P, all of which shall be

CONSECO, INC.

2010 Pay For Performance Incentive Plan

binding on all persons, including the Company, Affiliated Corporations, the Participants (or any person claiming any rights under the P4P from or through any Participant), and any shareholder of the Company. A majority of the Committee shall constitute a quorum, and, provided a quorum is present (or unanimous written consent is otherwise obtained), the Committee shall act pursuant to a majority vote of those present. No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the P4P or any Plan Award.

(b)    Delegation.    Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members, may delegate all or any part of its responsibilities and powers for administering the P4P to one or more persons as the Committee deems appropriate, and at any time revoke the allocation or delegation; provided however, the Committee may not delegate its responsibilities under the Plan relating to any Covered Employee’s P4P Award intended to be Qualified Performance-based Compensation to the extent delegation is prohibited under Section 162(m) of the Code.

6.	MISCELLANEOUS

(a)    Amendment and Termination.

(i) The Board may at any time amend or terminate the P4P (in whole or in part) without the approval of the shareholders of the Company, except as otherwise provided in this Section 6(a). Neither the Company nor any Affiliated Corporation is obligated to continue this P4P.

(ii) Unless terminated earlier by the Committee, the Plan shall terminate on the fifth anniversary of the effective date. No further P4P Awards may be granted under the Plan following the termination date, but outstanding P4P Awards for Performance Periods begun prior to the Plan termination date shall continue in accordance with their terms.

(iii) Any amendment to the P4P that changes the class of individuals of an Employer eligible to participate, changes the Performance Measures or the formula used or increases the maximum dollar amount that may be paid to a Participant for a Performance Period shall not be effective with respect to Plan Awards to Covered Employees intended to be Qualified Performance-based Compensation unless the amendment is approved by shareholders before the Plan Award is paid.

(b)    Effect of Incentive Plan Awards on Other Compensation.

(i) Plan Awards shall not be considered eligible pay under other plans, benefit arrangements, or fringe benefit arrangements of the Company or an Affiliated Corporation, unless otherwise provided under the terms of other plans.

(ii) To the extent provided in the applicable benefit plan or benefit arrangement of the Company or an Affiliated Corporation, amounts payable as Plan Awards will be reduced in accordance with the Participant’s compensation reduction election, if any, in effect under other plans at the time the Plan Award is otherwise payable.

(c)    No Guarantee, No Funding.    The payment of a Plan Award for any Performance Period does not guarantee any person eligibility for or payment of a Plan Award for any other Performance Period. Plan Awards shall be paid solely from the general assets of the Participant’s Employer, to the extent the payments are attributable to services for the Employer. To the extent any person acquires a right to receive payments from an Employer under the P4P, the right is no greater than the right of any other unsecured general creditor.

CONSECO, INC.

2010 Pay For Performance Incentive Plan

(d)    Tax Withholding.    The Participant’s Employer shall have the right to deduct from all payments made under the P4P any federal, state or local taxes required by law to be withheld with respect to the payments.

(e)    Governing Law.    The provisions of the P4P shall be interpreted, construed, and administered in accordance with the referenced provisions of the Code and with the laws of the State of Delaware.

(f)    Awards Not Transferable.    Subject to Section 6(h), no amount payable to, or held under the P4P for the account of, any Participant, spouse or beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void; nor shall any amount payable to, or held under the P4P for the account of, any Participant be in any manner liable for such Participant’s debts, contracts, liabilities, engagements, or torts, or be subject to any legal process to levy upon or attach.

(g)    No Contract.    This P4P shall not be deemed a contract of employment with any Participant, nor shall any provision hereof affect the right of the Company or any Affiliated Corporations to terminate a Participant’s employment.

(h)    Payments to Minors and Incompetents; Death.    If any Participant, spouse or beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to such person or institution as the Committee may designate or to the duly appointed guardian. Such payment shall, to the extent made, be deemed a complete discharge of any such payment under the Plan. In the event of a Participant’s death prior to payment of any Plan Award to which Participant is otherwise entitled, payment shall be made to the Participant’s then-effective beneficiary or beneficiaries in accordance with the beneficiary designation on file with the Company. If no such beneficiary designation is in effect, payments shall be made to the Participant’s estate.

(i)    Recapture Rights.    If at any time after the date on which a Participant has received payment, or becomes vested in the right to receive payment, of an Incentive Plan Award the Committee determines that the earlier determination as to the achievement of a Performance Goal was based on incorrect data and that in fact the Performance Goal had not been achieved or had been achieved to a lesser extent than originally determined and a portion of the Incentive Plan Award would not have been paid or have vested, given the correct data, then (i) any such portion of the Incentive Plan Award for which payment had been received by the Participant shall be paid by the Participant to the Company upon notice from the Company as provided by the Committee and (ii) such portion of the Incentive Plan Award that became vested shall be deemed to be not vested.

(j)    Right of Setoff.    The Company or any subsidiary or affiliate of the Company may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a subsidiary or affiliate of the Company may owe to the Participant from time to time (including any amounts payable in connection with any Incentive Plan Award, owed as wages, fringe benefits or other compensation owed to the Participant), such amounts as may be owed by the Participant to the Company under the Plan, including but not limited to amounts owed under Section 6(i), although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through deduction and setoff. By accepting any Incentive Plan Award hereunder, the Participant agrees to any deduction or setoff under this Section 6(j).

(k)    Nonexclusivity of the Plan.    Neither the adoption of the Plan by the Board nor its submission of any terms of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the

CONSECO, INC.

2010 Pay For Performance Incentive Plan

Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Section 162(m) of the Code, and such other arrangements may be either applicable generally or only in specific cases.

(l)    Compliance with Section 162(m) of the Code.    It is the intent of the Company that compensation under the Plan payable to Covered Employees shall constitute Qualified Performance-based Compensation unless otherwise determined by the Committee at the time of allocation of an award. Accordingly, the terms of Section 4 and other provisions of the Plan, including the definitions and other terms used therein, shall be interpreted in a manner consistent with Section 162(m) of the Code. If any provision of the Plan or any document relating to an award that is designated as intended to comply with Section 162(m) of the Code does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such award upon attainment of the applicable performance objectives. Notwithstanding the foregoing, however, whenever the Committee determines that it is advisable to grant or pay Plan Awards that do not qualify as Qualified Performance-based Compensation, the Committee may make grants or payments without satisfying the requirements of Section 162(m) of the Code, provided, however, that any such determination must be made prior to the time that any such grant or payment is made.

(m)    Severability; Entire Agreement.    If any of the provisions of this Plan or any award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any award documents contain the entire agreement of the parties with respect to the subject matter thereof and, unless specified otherwise, supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter thereof.

(n)    Captions.    The captions contained in the P4P are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan, nor do they in any way affect the construction of any provision of the Plan.

(o)    Section 409A.    For purposes of this Plan, references to an award term or event (including any authority or right of the Company or a Participant) being in compliance with Section 409A of the Code shall mean, for an award that is a “deferral” under Section 409A (a “409A Award”), that the term or event will not cause the Participant to be liable for payment of interest or a tax penalty under Section 409A and, for an award that is not considered a “deferral” under Section 409A (a “non-409A Award”), that the term or event will not cause the award to be treated as a deferral subject to Section 409A. Other provisions of the Plan notwithstanding, the terms of any 409A Award and any Non-409A Award, including any authority of the Company and rights of the Participant with respect to the Award, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A. For this purpose, other provisions of the Plan notwithstanding, the Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Section 409A, and any distribution subject to Section 409A(a)(2)(A)(i) (separation from service) to a “key employee” as defined under Section 409A(a)(2)(B)(i), shall not occur earlier than the earliest time permitted under Section 409A(a)(2)(B)(i).

CONSECO, INC. 11825 N. PENNSYLVANIA ST. CARMEL, IN 46032

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following proposal(s):
1.	Election of Directors		For	Against	Abstain

1A.	R. Glenn Hilliard		☐	☐	☐

1B.	Donna A. James		☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal(s):
								For	Against	Abstain

1C.	R. Keith Long		☐	☐	☐	2.	Approval of the amendment to the Company’s Certificate of Incorporation to change the Company’s name to “CNO Financial Group, Inc.”	☐	☐	☐

1D.	Charles W. Murphy		☐	☐	☐

1E.	Debra J. Perry		☐	☐	☐	3.	Approval of the amendment to the Company’s Certificate of Incorporation to preserve the value of net operating losses.	☐	☐	☐

1F.	C. James Prieur		☐	☐	☐

1G.	Neal C. Schneider		☐	☐	☐	4.	Approval of the 2010 Pay for Performance Incentive Plan.	☐	☐	☐

1H.	Michael T. Tokarz		☐	☐	☐	5.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010.	☐	☐	☐
1I.	John G. Turner		☐	☐	☐

1J.	David K. Zwiener		☐	☐	☐	NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

0000063815_1    R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, and Annual Report to Shareholders is/are available at www.proxyvote.com.
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CONSECO, INC.

Annual Meeting of Shareholders

To be held on May 11, 2010

This Proxy is Solicited on Behalf of the Board of Directors

Each person signing this card on the reverse side hereby appoints, as proxies, Edward J. Bonach, John R. Kline, and Eric R. Johnson, or any of them with full power of substitution, to vote all shares of Common Stock which such person is entitled to vote at the Annual Meeting of Shareholders of Conseco, Inc. to be held at the Conseco Conference Center, 11825 N. Pennsylvania St., Carmel, Indiana at 8:00 a.m. EDT on May 11, 2010, and any adjournments thereof.

This proxy card will be voted as directed. If no instructions are specified, the shares represented by this proxy shall be voted FOR the election of each of the directors listed in Proposal 1 and FOR Proposals 2, 3, 4 and 5.

This proxy is continued on the reverse side.

Please sign on the reverse side and return promptly.

0000063815_2    R2.09.05.010